Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

ELEPHANT TALK EUROPE HOLDING B.V.,
as the Borrower,

PARETEUM CORPORATION

(formerly known as Elephant Talk Communications Corp.),
as the Parent and a Guarantor,

the other Subsidiaries of the Parent,
from time to time party hereto as Guarantors,

the Lenders
from time to time party hereto

and

ATALAYA ADMINISTRATIVE LLC,
as Administrative Agent and Collateral Agent

Dated as of December 27, 2016

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

v

(continued)

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SCHEDULES

Schedule 1.01	Commitments
Schedule 7.04	Litigation
Schedule 7.10	Tax Liens
Schedule 7.12	Subsidiaries
Schedule 7.13	Intellectual Property
Schedule 7.14	Environmental Matters
Schedule 7.15	Real Property
Schedule 7.18	Principal Place of Business/Chief Executive Office
Schedule 7.21	Contractual or Other Restrictions
Schedule 7.22	Collective Bargaining Agreements
Schedule 7.23	Insurance
Schedule 7.24	Existing Indebtedness
Schedule 7.25	Deposit Accounts and Securities Accounts
Schedule 7.27	Material Customers
Schedule 9.02	Liens
Schedule 9.05	Investments
Schedule 9.09	Transactions with Affiliates
Schedule 9.12	Description of Business
Schedule 12.02	Addresses for Notices

EXHIBITS

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Compliance Certificate
Exhibit C-1	Form of Note

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AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 27, 2016, is among ELEPHANT TALK EUROPE HOLDING B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (the “Borrower”), PARETEUM CORPORATION (formerly known as Elephant Talk Communications Corp.), a Delaware corporation (the “Parent”), any Subsidiaries of Parent party hereto that are Guarantors or become Guarantors hereunder pursuant to Section 8.10 or Section 8.17 below, the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”), ATALAYA ADMINISTRATIVE LLC, a New York limited liability company (“Atalaya”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and Atalaya, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”, and together with the Administrative Agent, collectively, the “Agents” and each an “Agent”).

RECITALS

WHEREAS, the Borrower, Parent, the Guarantors party hereto, the Lenders, Administrative Agent and Collateral Agent are parties to that certain Credit Agreement dated as of November 17, 2014, as amended by that certain Joinder to Credit Agreement dated as of January 30, 2015, by that certain Letter Agreement dated as of June 19, 2015, by that certain First Amendment to Credit Agreement and Waiver dated as of July 7, 2015, by that certain Letter Agreement dated as of January 19, 2016, by that certain Second Amendment to Credit Agreement and Waiver dated as of August 15, 2016, and by that certain Letter Agreement dated as of September 30, 2016 and as may have otherwise been amended from time to time (as so amended, the “Original Credit Agreement”);

WHEREAS, (a) as of the Closing Date, the Borrower is indebted to the Agents and Lenders in the amount of $5,562,777.75 (consisting of (i) $5,533,190.56 in outstanding principal on the Existing Term Loan and (ii) $29,587.19 in accrued and unpaid interest on the Existing Term Loan) (collectively, the “Current Indebtedness”) and (b) the Borrower has agreed to add the following amounts to the Indebtedness being refinanced pursuant to the terms of this Agreement: (i) the Additional Prepayment Premium (as defined in the Original Credit Agreement) of $4,149,892.92; (ii) the Prepayment Premium (as defined in the Original Credit Agreement) of $69,164.88 and (iii) the Exit Fee (as defined in the Original Credit Agreement) of $300,000 (collectively, the “Capitalized Fees”, and together with the Current Indebtedness, the “New Indebtedness”);

WHEREAS, the Borrower has requested that the Lenders extend to the Borrower a Term Loan in the aggregate principal amount of $10,081,835.55 on the Closing Date to refinance the New Indebtedness, which shall be done in the form of a cashless rollover of the New Indebtedness by the Lenders; and

WHEREAS, the Lenders have agreed to provide the Term Loan subject to the terms and conditions contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto amend and restate the Original Credit Agreement in its entirety (giving effect to the Recitals set forth above) and agree as follows:

ARTICLE I
Definitions

SECTION 1.01   Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.01 unless the context otherwise requires:

“Adjusted EBITDA” shall mean, for a specified period, an amount determined for the Consolidated Companies equal to:

(a)       Consolidated Net Income, plus

(b)       to the extent reducing Consolidated Net Income (except with respect to (ix) below), the sum of, without duplication, amounts for

(i)       Consolidated Interest Expense,

(ii)       provisions for Tax expense (provided that, if there is a net tax benefit, the amount thereof shall be deducted from Consolidated Net Income for purposes of calculating Adjusted EBITDA),

(iii)       total depreciation expense,

(iv)       total amortization expense,

(v)       fees, charges and expenses incurred in connection with the consummation of the Transactions on or prior to the Closing Date and fees, charges and expenses incurred with the consummation of the Transactions incurred (and reasonable written backup documentation provided to the Administrative Agent) within one year of the Closing Date not to exceed $100,000 in the aggregate,

(vi)       fees, charges and expenses during the specified period which are directly related to (A) any proposed or actual issuance of debt or equity permitted under this Agreement not to exceed an amount in any fiscal year acceptable to the Administrative Agent in its reasonable discretion and (B) investments or asset Dispositions, in each case permitted under the Agreement not to exceed $200,000 in any fiscal year,

(vii)       losses deducted during the specified period, but for which insurance or indemnity recovery is actually received in cash during the specified period,

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(viii)       non-cash deductions or charges attributable to purchase accounting adjustments made in accordance with GAAP, and

(ix)       non-cash deductions or charges attributable to derivative accounting, including warrant liabilities and conversion feature expensing, amortization of deferred financing cost, impairments, stock-based compensation, changes in deferred revenue and other non-operating income and expense, minus (c) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Administrative Questionnaire” shall mean a questionnaire completed by each Lender, in a form approved by the Administrative Agent, in which such Lender, among other things, (a) designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with such Lender’s compliance procedures and Applicable Laws, including federal and state securities laws and (b) designates an address, facsimile number, electronic mail address and/or telephone number for notices and communications with such Lender.

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” shall have the meaning set forth in the preamble to this Agreement.

“Agreement” shall mean this Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, policy, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority or determination of an arbitrator, in each case applicable to or binding on such Person or any of its property, products, business, assets or operations or to which such Person or any of its property, products, business, assets or operations is subject.

“Applicable Margin” shall mean a percentage per annum equal to thirteen percent (13.00%), provided, however that upon receipt by Parent of Net Equity Proceeds upon terms and conditions reasonably satisfactory to Administrative Agent of $3,000,000 (which Net Equity Proceeds shall be applied to the Obligations pursuant to Section 4.02(a)(iv)), the Applicable Margin shall be reduced to twelve percent (12.00%) per annum.

“Application Event” shall have the meaning set forth in Section 4.02(d).

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“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender or (d) Atalaya Capital Management LP.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A-1.

“Atalaya” shall have the meaning set forth in the preamble to this Agreement.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorized Officer” shall mean, with respect to any Credit Party, the chairman of the board of directors, the president, the chief financial officer, the chief operating officer, the secretary, with respect to the Netherlands Subsidiaries, a managing director (directeur) the treasurer or any other senior officer of such Credit Party, but, in any event, with respect to financial matters, the chief financial officer of such Credit Party or such other senior officer of such Credit Party designated as such by the applicable Credit Party in writing.

“Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day or (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively

“Benefited Lender” shall have the meaning set forth in Section 12.08.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall have the meaning set forth in Section 8.17, provided that, with respect to each Netherlands Subsidiary, such term shall mean such Subsidiary’s managing board (directive).

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Budget” shall have the meaning set forth in Section 8.01(e).

“Business Day” shall mean (a) any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, and (b) any day that is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

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“Capital Stock” shall mean any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Leases” shall mean, as applied to any Person, all leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis; provided, that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Cash Equivalents” shall mean:

(a)       any direct obligation of (or unconditional guarantee by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after the date of acquisition thereof;

(b)       commercial paper maturing not more than one year from the date of issue and issued by (i) a corporation (other than an Affiliate of any Credit Party) organized under the laws of any state of the United States or of the District of Columbia and, at the time of acquisition thereof, rated A 1 or higher by S&P or P 1 or higher by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither S&P or Moody’s shall be rating such obligations, or (ii) any Lender (or its holding company);

(c)       any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either: (i) a bank organized under the laws of the United States (or any state thereof) which has, at the time of acquisition thereof, (A) a credit rating of A-2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $500,000,000, or (ii) a Lender;

(d)       any repurchase agreement having a term of thirty (30) days or less entered into with any Lender or any commercial banking institution satisfying, at the time of acquisition thereof, the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; and

(e)       mutual funds investing primarily in assets described in clauses (a) through (d) of this definition.

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“Cash Management Bank” shall mean Silicon Valley Bank or such other bank as Collateral Agent may in its sole discretion determine, in each case, together with its affiliates and correspondent banks.

“Casualty Event” shall mean the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CFC” shall mean any Foreign Subsidiary that is classified as a “controlled foreign corporation” (within the meaning of Code Section 957).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.09, by any lending office of such Lender or by such Lender’s parent, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued thereunder or in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the day enacted, adopted, issued or implemented.

“Change of Control” shall mean an event or series of events by which: (a) Parent shall cease to own, beneficially and of record, 100% of the Capital Stock of Borrower on a fully-diluted basis, free and clear of all Liens (other than Permitted Liens), (b) Parent shall cease to own, beneficially and of record, 100% of the Capital Stock of each of ET North America and ET Group Netherlands, in each case, free and clear of all Liens (other than Permitted Liens), (c) the Netherlands Subsidiaries shall cease to own, beneficially and of record, 100% of the Capital Stock of each Mexican Subsidiary, free and clear of all Liens (other than Permitted Liens), (d) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 25% or more of the Capital Stock of Parent on a fully diluted basis (the “Merger Transaction”) and the individuals constituting the Board of Directors of each Credit Party as of the Closing Date cease to constitute a majority of the Board of Directors of each Credit Party at any time after the Merger Transaction, (e) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Parent, together with any new members of such Board of Directors whose elections by such Board of Directors or whose nominations for election by the stockholders of Parent were approved by a vote of a majority of the members of such Board of Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (excluding any individual whose initial nomination for, or assumption of office as, a member of such Board of Directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors), cease for any reason to hold a majority of the voting rights of the members of the Board of Directors of Parent, still in offices set forth above or (f) a “change of control” or any term of similar effect under any Material Contract of the type referred to in clause (i) of the definition thereof or any other document executed in connection therewith shall have occurred in respect of any Credit Party or Subsidiary thereof.

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“Citibank” shall mean Citibank International PLC, together with its affiliates.

“Citibank Agreement” shall mean the Account Receivable Purchase Agreement between the Borrower and Citibank pursuant to which the Borrower may from time to time sell to Citibank and Citibank may from time to time purchase from the Borrower certain accounts receivable payable to the Borrower, including accounts receivables arising from the Vodafone Agreement, together with any and all other account receivable purchase agreements between Citibank and the Borrower, in each case, as amended, extended, renewed, replaced, restated or otherwise modified from time to time.

“Citibank Consent and Acknowledgment” shall mean the consent and acknowledgment among Citibank, the Borrower and the Collateral Agent pursuant to which (a) Citibank shall consent to the grant by Borrower to Collateral Agent of a security interest in all of Borrower’s rights under the Citibank Agreement as security for the Obligations and agree to comply with instructions submitted by the Collateral Agent to Citibank in respect of all payments and other amounts payable by Citibank under the Citibank Agreement until such time as such Consent and Acknowledgement is terminated in accordance with its terms and (b) the Collateral Agent shall direct Citibank, and Citibank shall agree (until otherwise directed by the Collateral Agent), to remit all payments under the Citibank Agreement directly to the Vodafone Euro Collection Account until such time as such Consent and Acknowledgement is terminated in accordance with its terms.

“Claims” shall have the meaning set forth in the definition of Environmental Claims.

“Closing Date” shall mean December 27, 2016.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated and rulings issued thereunder.

“Collateral” shall mean any assets of any Credit Party or other assets upon which the Collateral Agent has been granted a Lien in connection with this Agreement.

“Collateral Access Agreements” shall mean a collateral access agreement in form and substance reasonably satisfactory to the Collateral Agent between Collateral Agent and any lessor, warehouseman, processor, bailee, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Credit Party’s books and records or assets.

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“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement.

“Collateral Assignee” shall have the meaning set forth in Section 12.06(c) of this Agreement.

“Collections” shall mean all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of the Credit Parties.

“Commitment” in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule 1.01 attached hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be as the same may be changed from time to time pursuant to the terms of this Agreement. On the Closing Date, the total of the Commitment for all Lenders shall be $10,081,835.55 as set forth on Schedule 1.01.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 12.25, including through the Platform.

“Compliance Certificate” shall mean a certificate duly completed and executed by an Authorized Officer of the Parent substantially in the form of Exhibit B-1, together with such changes thereto or departures therefrom as the Administrative Agent may from time to time reasonably request or approve for the purpose of monitoring the Credit Parties’ compliance with the financial covenants contained herein or certain other calculations, or as otherwise agreed to by the Administrative Agent.

“Confidential Information” shall have the meaning set forth in Section 12.16.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” shall mean, for any specified period, the sum of, without duplication, all expenditures made, directly or indirectly, by the Consolidated Companies during such period, determined on a consolidated basis in accordance with GAAP, that are or should be reflected as additions to property, plant or equipment or similar items reflected in the consolidated statement of cash flows and balance sheet of the Consolidated Companies, or have a useful life of more than one year.

“Consolidated Companies” shall mean Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

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“Consolidated Growth Capital Expenditures” shall mean Consolidated Capital Expenditures that are incurred as a result of the closing of contracts with new customers, as well as the expansion of business with existing customers.

“Consolidated Interest Expense” shall mean, for the Consolidated Companies, the sum of: (a) all interest in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period), less interest income during such period, plus (b) the net amount payable (or minus the net amount receivable) in respect of Hedging Obligations relating to interest during such period (whether or not actually paid or received during such period).

“Consolidated Maintenance Capital Expenditures” shall mean all Consolidated Capital Expenditures other than Consolidated Growth Capital Expenditures.

“Consolidated Net Income” shall mean, for any specified period, the consolidated net income (or deficit) of the Consolidated Companies determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income or loss; provided that there shall be excluded (without duplication) (i) the consolidated net income (or deficit) of any Person in which any Person (other than any of the Consolidated Companies) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to any of the Consolidated Companies by such Person during such specified period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary of any of the Consolidated Companies or is merged into or consolidated with any of the Consolidated Companies or such Person’s assets are acquired by any of the Consolidated Companies, (iii) the income of any consolidated Subsidiary of any of the Consolidated Companies to the extent that the declaration or payment of dividends or other distributions by that consolidated Subsidiary of that income is not at the time permitted by operation of the terms of any Contractual Obligation or Applicable Law applicable to that consolidated Subsidiary, (iv) any gain attributable to the write-up of any asset and any loss attributable to the write-down of any asset; (v) any net gain from the collection of the proceeds of life insurance policies; (vi) any net gain or loss arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of any of the Consolidated Companies, (vii) in the case of a successor to any consolidated Subsidiary of any of the Consolidated Companies by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of asset (unless such successor was a consolidated Subsidiary of any of the Consolidated Companies prior to such consolidation, merger or transfer), (viii) any deferred credit representing the excess of equity in any consolidated Subsidiary of any of the Consolidated Companies at the date of acquisition of such consolidated Subsidiary over the cost to the Consolidated Companies of the investment in such Subsidiary, (ix) the cumulative effect of any change in GAAP during such period, and (x) any non-cash FASB ASC 815 income (or loss) related to hedging activities.

“Consolidated Total Debt” shall mean, as of any date of determination, the outstanding principal amount of all Funded Debt.

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“Contingent Liability” shall mean, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that, for purposes of this definition, any Person which owns directly or indirectly 5% or more of the equity interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 5% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person. Notwithstanding anything to the contrary set forth herein, neither Agent nor any Lender shall be deemed to be an Affiliate of any Credit Party solely by virtue of receiving, holding or exercising the Warrant or otherwise complying with the terms and provisions of this Agreement and the other Credit Documents. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” shall mean a pledge, collateral assignment, control agreement or bank consent letter, in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered by the applicable Credit Party, the Collateral Agent, and the applicable securities intermediary or bank, which agreement is sufficient to give the Collateral Agent “control” over each of such Credit Party’s securities accounts, deposit accounts or investment property, as the case may be.

“Conversion Amount” shall mean, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the rate in effect on such date as determined by the Cash Management Bank in accordance with its currency exchange procedures then in effect.

“Copyright Security Agreements” shall mean any and all copyright security agreements entered into after the Initial Closing Date (as required by the Agreement or any other Credit Document), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Corresponding Obligations” means all Obligations as they may exist from time to time, other than the Parallel Debts.

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“Credit Documents” shall mean (a) this Agreement, the Mexican Guarantee, the Security Documents, any Notes, any subordination or intercreditor agreements in favor of any Agent with respect to this Agreement, and (b) any other document, instrument, certificate or agreement executed by any Credit Party, or by the Borrower on behalf of the Credit Parties, or any of them, and delivered to any Agent or Lender in connection with any of the foregoing or the Obligations, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Credit Parties” shall mean, collectively, the Borrower and the Guarantors, and “Credit Party” shall mean any of the Credit Parties, individually.

“CRR“ the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“Current Indebtedness” shall have the meaning set forth in the Recitals.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall mean a rate per annum equal to the rate described in Section 2.09(a) plus two percent (2.00%) per annum.

“Disposition” shall mean, with respect to any Person, any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of such Person’s or their respective Subsidiaries’ assets (including Capital Stock of Subsidiaries) to any other Person in a single transaction or series of transactions and which shall include, with respect to any Real Property or rights thereto.

“Disqualified Capital Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock or in connection with a transaction that would constitute an Event of Default under Section 10.01(k) hereof after the Secured Parties are paid in full), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock or in connection with a transaction that would constitute an Event of Default under Section 10.01(k) hereof after the Secured Parties are paid in full), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is one hundred and eighty (180) days after the latest Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

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“Domestic Subsidiary” shall mean each Subsidiary of a Credit Party that is a U.S. Person.

“EMU” shall mean the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Credit Parties (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (“Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to the exposure to Hazardous Materials) or the environment.

“Environmental Law” shall mean any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment or human health or safety (to the extent relating to exposure to Hazardous Materials).

“Equity Escrow Account” has the meaning set forth in Section 8.20.

“Equivalent Amount” shall mean, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon rate quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc.html (Page BOFC or such other Page as may replace such Page for the purpose of displaying such exchange rates) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or such other rate as may have been agreed to in writing between Borrower and the Administrative Agent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA), as to which any Credit Party or any Subsidiary of any Credit Party, is, or within the last six (6) years was, treated as a “single employer” (i) within the meaning of Section 414(b), (c) of the Code (and sections 414(m) and (o) of the Code for purposes of provisions relating to section 412 of the Code and section 302 of ERISA) or (ii) as a result of any Credit Party or any Subsidiary of any Credit Party being or having been a general partner of such Person.

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“EST” shall mean eastern standard time or eastern daylight time, as applicable.

“ET Group Netherlands” shall mean Elephant Talk Group International B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands.

“ET Mexico” shall mean Elephant Talk de Mexico S.A.P.I. de C.V., a company organized under the laws of Mexico.

“ET North America” shall mean Pareteum North America Corp., a Delaware corporation (formerly known as ET North America Corp.).

“euro” and “€” shall mean the single currency of participating member states of the EMU.

“Eurodollar Rate” shall mean, with respect to any Loan for an Interest Period, a rate per annum determined by the Administrative Agent on the Closing Date and thereafter on the last day of each Interest Period (which shall be a Business Day) for the next succeeding Interest Period (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the greater of (A) 0.75%, and (B) the product of (i) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 (or such other page as may replace such page on that service for the purpose of displaying such rates or such other service as may be nominated by the ICE Benchmark Administration for the purpose of displaying London interbank offered rates for Eurodollar Rates) as the offered rate for loans in United States dollars for the applicable Interest Period under the caption British Bankers Association Eurodollar Rates as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); and (ii) the Statutory Reserve Rate. If Bloomberg Professional Service no longer reports the Eurodollar Rate or the Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Administrative Agent in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to the Administrative Agent in the London Interbank Market, the Administrative Agent may select a replacement index or replacement page, as the case may be, that reasonably reflects such rate.

“Event of Default” shall have the meaning set forth in Article X.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Issuances” shall mean (a) the issuance of equity securities (other than Disqualified Capital Stock) by Parent to members of the management, employees or directors of any Credit Party and (b) the issuance of equity securities of Parent (other than Disqualified Capital Stock) upon the exercise of any warrants issued by the Parent on or prior to the Initial Closing Date.

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“Excluded Hedging Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan (other than pursuant to an assignment request by the Borrower under Section 12.06) or (ii) such Lender changes its lending office (other than pursuant to Section 2.02), except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, and (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(f).

“Existing Term Loan” shall mean the “Term Loan” as such term is defined in the Original Credit Agreement.

“Extraordinary Receipts” shall mean any cash received by or paid to or for the account of any Consolidated Company not in the ordinary course of business, including, without limitation: (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action to the extent not used to pay any corresponding cause of action or to reimburse a Consolidated Company for amounts previously expended, (b) indemnification payments received by any Consolidated Company to the extent not used or anticipated to be used to pay any corresponding liability or reimburse such Consolidated Company for the payment of any such liability, (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreements, (d) tax refunds, (e) pension plan reversions and (f) any payment, fee or other amount received by any Consolidated Company in respect of any amendment, termination or non-renewal of any Key Contract. In no event shall proceeds of business interruption insurance be deemed to be Extraordinary Receipts.

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“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate per annum equal to: (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next succeeding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

“Financial Performance Covenants” shall mean the covenants set forth in Section 9.13.

“First Extended Maturity Date” shall mean December 31, 2017.

“Fixed Charge Coverage Ratio” shall mean, as of the last day of any specified Test Period, the ratio of: (a) (i) Adjusted EBITDA for the Test Period ending on such date minus (ii) the sum of (A) Consolidated Maintenance Capital Expenditures not financed under capital leases, or with proceeds of Excluded Issuances or Indebtedness, (B) income Taxes paid in cash in such period and (C) the amount of Restricted Payments permitted under Section 9.06 in such period, to (b) the sum of (i) Consolidated Interest Expense paid in cash for such period, plus (ii) scheduled amortization principal payments of Indebtedness that have been made or required to have been made during such period (taking into account any reductions in such amortization payments due to the prepayment of the Loans in accordance with the terms of this Agreement).

“Foreign Lender” shall mean a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean each Subsidiary of a Credit Party that is not a Domestic Subsidiary.

“Funded Debt” shall mean, as of any date of determination, all then outstanding Indebtedness of the Consolidated Companies, of the type described in clauses (a), (b), (d) and (f) of the defined term “Indebtedness” (other than letters of credit or similar instruments which are cash collateralized in an aggregate amount not to exceed $100,000).

“GAAP” shall mean generally accepted accounting principles in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), including the FASB Accounting Standards Codification™, which are applicable to the circumstances as of the date of determination, subject to Section 1.03.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational or supranational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the PBGC and other administrative bodies or quasi-governmental entities established to perform the functions of any such agency or authority.

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“Guarantee Obligations” shall mean, as to any Person, any Contingent Liability of such Person or other obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business and consistent with past practice or customary and reasonable indemnity obligations in effect on the Closing Date, entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and reasonable business judgment.

“Guarantors” shall mean (a) Parent, (b) ET North America, (c) ET Group Netherlands, (c) ET Mexico and (d) any other Person that provides a guarantee for the payment and performance of the Obligations pursuant to an agreement reasonably acceptable to the Administrative Agent after the Closing Date pursuant to Section 8.10.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “waste”, “recycled materials”, “sludge”, “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, waste, recycled material, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedging Agreement” shall mean (a) any and all agreements or documents not entered into for speculative purposes that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Historical Financial Statements” shall mean (a) the audited consolidated balance sheet of the Parent and its Subsidiaries as of December 31, 2015 and the related consolidated statements of income and cash flows of the Parent and its Subsidiaries for the fiscal year then ended and (b) the unaudited consolidated balance sheets of the Parent and its Subsidiaries as of the last day of the fiscal quarter ended September 30, 2016, together with the related consolidated statements of income and cash flows for each such fiscal quarter.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)       all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)       the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)       net Hedging Obligations of such Person;

(d)       all obligations of such Person to pay the deferred purchase price of property or services, but excluding trade accounts payable in the ordinary course of business (which are not overdue for a period of more than ninety (90) days past the applicable due date thereof;

(e)       indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)       all Attributable Indebtedness;

(g)       all obligations of such Person with respect to the redemption, repayment or other repurchase or payment in respect of any Disqualified Capital Stock; and

(h)       all Guarantee Obligations of such Person in respect of any of the foregoing;

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provided, that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business on customary terms, (ii) purchase price holdbacks arising in the ordinary course of business and on customary terms in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (iii) endorsements of checks or drafts arising in the ordinary course of business and consistent with past practice, and (iv) preferred Capital Stock to the extent not constituting Disqualified Capital Stock.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or another entity not disregarded for tax purposes) in which such Person is a general partner or a joint venture (whether partner or member), except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith and reasonable business judgment.

“Indemnified Liabilities” shall have the meaning set forth in Section 12.05.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Closing Date” means November 17, 2014.

“Initial Maturity Date” means June 30, 2017.

“Insolvency Regulation” shall mean the Council Regulation (EC) No. 1346/2000 29 May 2000 on Insolvency Proceedings.

“Interest Payment Date” shall have the meaning set forth in Section 2.08(a).

“Interest Period” shall mean, with respect to any Loan, an interest period of one (1) month; provided, however, that (a) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

“Investment” shall mean, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such first Person of any bonds, notes, debentures or other debt securities of any such other Person; (b) the incurrence of Contingent Liabilities for the benefit of any other Person; and (c) acquisition of any Capital Stock or other investment held by such Person in any other Person. The amount of any Investment at any time shall be the original principal or capital amount thereof less all returns of principal or equity thereon made on or before such time and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

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“IP Rights” shall have the meaning set forth in Section 7.13.

“IRS” shall mean the United States Internal Revenue Service.

“Key Contracts” shall mean the Vodafone Agreement and the Zain Agreement and “Key Contract” shall mean any of the Key Contracts, individually.

“Lender” shall have the meaning set forth in the preamble to this Agreement.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment for collateral purposes, lien (statutory or other) or similar encumbrance, and any easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease entered into in the ordinary course of business and on customary terms or any precautionary UCC filings made pursuant thereto by an applicable lessor or lessee, be deemed to be a Lien.

“Liquidity” shall mean the sum, for the Consolidated Companies, of unrestricted cash and Cash Equivalents.

“Loan” shall mean any Term Loan.

“Master Agreement” shall have the meaning set forth in the definition of the term “Hedging Agreement”.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), results of operations or performance of (i) the Borrower, (ii) the Credit Parties taken as a whole or (iii) the Parent and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Credit Documents (it being agreed that documents described in clause (b) of the definition of “Credit Documents” shall be taken as a whole), (c) the ability of any Credit Party to perform its obligations under any Credit Document (it being agreed that documents described in clause (b) of the definition of “Credit Documents” shall be taken as a whole) to which it is a party, (d) the rights or remedies of the Secured Parties or the Lenders hereunder or thereunder, (e) the priority of any Liens granted to Collateral Agent in or to any Collateral (other than as a result of voluntary and intentional discharge of the Lien by the Collateral Agent), or (f) the rights or benefits of any Credit Party under the Vodafone Agreement.

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“Material Contracts” shall mean and include: (i) any agreement evidencing, securing or pertaining to any Funded Debt, or any guaranty thereof, in a principal amount exceeding $500,000, (ii) any real property lease where annual rent exceeds $500,000, (iii) any operating lease where annual rentals exceed $500,000, (iv) the Vodafone Agreement, (v) the Zain Agreement, (vi) any other agreement with any Material Customer which involves aggregate consideration payable to or by such Material Customer of $500,000 or more, (vii) any agreement (other than the agreements set forth in the foregoing clauses (i) through (vi)) which involves aggregate consideration payable to or by such Person or such Subsidiary of $500,000 or more, (ix) the Citibank Agreement and (x) any other agreement the termination of which (without contemporaneous replacement of substantially equivalent value) could reasonably be expected to have a Material Adverse Effect.

“Material Customer” shall have the meaning set forth in Section 7.27.

“Maturity Date” shall mean the Initial Maturity Date, the First Extended Maturity Date, the Second Extended Maturity Date or the Third Amended Maturity Date, as applicable.

“Mexican Guarantee” shall mean that certain Guarantee dated as of January 30, 2015 by ET Mexico in favor of the Secured Parties, as amended by the Reaffirmation Agreement, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Mexican Security Documents” shall mean (a) the Assets Pledge Agreement between ET Mexico and the Collateral Agent dated as of January 30, 2015 and (b) the Pledge Agreement among the Credit Parties holding equity interests in ET Mexico and the Collateral Agent dated as of January 30, 2015, in each case, as amended by the Reaffirmation Agreement and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean each mortgage, deed of trust, or deed to secure debt, trust deed or other security document granted by any applicable Credit Party to the Collateral Agent for the benefit of the Secured Parties in respect of any Real Property owned or leased by such Credit Party, in such form as agreed between such Credit Party and the Collateral Agent.

“Multiemployer Plan” shall mean any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Casualty Proceeds” shall mean, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by any Credit Party or any of its Subsidiaries in connection with such Casualty Event (net of (i) the amount of any reserves to be maintained in connection with the Casualty Event, to the extent such reserve is maintained in accordance with GAAP, and (ii) all reasonable and customary collection expenses thereof (including, without limitation, any legal or other professional fees) (except with respect to any expenses paid to an Affiliate of such Person)), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a Lien permitted by Section 9.02(c) on the property which is the subject of such Casualty Event, and less any Taxes payable by such Person on account of such insurance proceeds or condemnation award, actually paid, assessed or estimated by such Person (in good faith) to be payable within the next 12 months in cash in connection with such Casualty Event, in each case to the extent, but only to the extent, that the amounts are properly attributable to such transaction; provided that if, after the expiration of such 12-month period, the amount of such estimated or assessed Taxes, if any, exceeded the Taxes actually paid in cash in respect of proceeds from such Casualty Event, the aggregate amount of such excess shall constitute Net Casualty Proceeds under Section 4.02(a)(iii) and be immediately applied to the prepayment of the Obligations pursuant to Section 4.02(c).

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“Net Debt Proceeds” shall mean, with respect to the sale or issuance by any Credit Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness permitted by Section 9.01), the excess of: (a) the gross cash proceeds received by the issuer of such Indebtedness from such sale or issuance, over (b) all reasonable and customary underwriting commissions and legal, investment banking, underwriting, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or issuance which have not been paid and are not payable to any Affiliate of such Person.

“Net Disposition Proceeds” shall mean, with respect to any Disposition by any Credit Party or any of its Subsidiaries, the excess of: (a) the gross cash proceeds received by such Person from such Disposition, over (b) the sum of: (i) all reasonable and customary legal, investment banking, underwriting, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such Disposition which have not been paid and are not payable to any Affiliate of such Person, (ii) all Taxes payable by such Person on account of proceeds from such Disposition, actually paid, assessed or estimated by such Person (in good faith) to be payable in cash within the next 12 months in connection with such proceeds, in each case to the extent, but only to the extent, that the amounts so are properly attributable to such transaction, and (iii) the amount of any reserves to be maintained in connection with such Disposition, to the extent such reserve is maintained in accordance with GAAP; provided that if, after the expiration of the 12-month period referred to in clause (b)(ii) above, the amount of estimated or assessed Taxes, if any, pursuant to clause (b)(ii) above exceeded the Taxes actually paid in cash in respect of proceeds from such Disposition, the aggregate amount of such excess shall constitute Net Disposition Proceeds under Section 4.02(a)(ii) and be immediately applied to the prepayment of the Obligations pursuant to Section 4.02(c).

“Net Equity Proceeds” shall mean, with respect to the sale, issuance or exercise after the Initial Closing Date by any Credit Party or any of its Subsidiaries of any Capital Stock or any capital contribution by any Person to any such Credit Party or Subsidiary, the excess of: (a) the gross cash proceeds received by such Credit Party or Subsidiary from such sale, issuance or exercise, over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid and are not payable to any Affiliate of such Person.

“Netherlands Collateral Party” shall mean each Credit Party which agrees to provide security expressed to be governed by Netherlands law, including but not limited to the security provided under the Netherlands Security Documents.

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“Netherlands Insolvency Event” means, with respect to any Netherlands Subsidiary, any bankruptcy (faillissement), suspension of payments (surseance van betaling), provisional suspension of payments (voorlopige surseance van betaling), administration (onderbewindstelling), dissolution (ontbinding), and any other event whereby the relevant company is limited in the right to dispose of its assets.

“Netherlands Security Documents” shall mean (i) the Netherlands Pledge Agreement between the Parent and the Netherlands Subsidiaries as pledgors and the Collateral Agent as pledgee and (ii) the deed of pledge over shares in the capital of the Borrower between the Parent as pledgor and the Collateral Agent as pledgee and (iii) the deed of pledge over shares in the capital of ET Group Netherlands between the Parent as pledgor and the Collateral Agent as pledgee, in each case, dated as of the Initial Closing Date and as amended by the Reaffirmation Agreement, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Netherlands Subsidiaries” shall mean, collectively, Borrower and ET Group Netherlands and “Netherlands Subsidiary” shall mean any of the Netherlands Subsidiaries, individually.

“New Indebtedness” shall have the meaning set forth in the Recitals.

“Non-Public Lender“ shall mean:

(i) until interpretation of "public" as referred to in the CRR by the relevant authority/ies: an entity that provides repayable funds to the Borrower for a minimum initial amount of EUR 100,000 (or its equivalent in another currency) or an entity otherwise qualifying as not forming part of the public;

(ii) following the publication of an interpretation of "public" as referred to in the CRR by the relevant authority/ies: such amount or such criterion as a result of which such entity shall qualify as not forming part of the public.

“Note” shall mean a promissory note (or amended and restated promissory note) substantially in the form of Exhibit C-1.

“Notice of Control” shall have the meaning set forth in Section 8.15(b).

“Obligations” shall mean (a) with respect to the Borrower, all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower arising under or in connection with any Credit Document, including all original issue discount, fees and premiums payable under any Credit Document, the principal of and interest (including interest accruing during the pendency of any proceeding of the type described in Section 10.01(i), whether or not allowed in such proceeding) on the Loans, all indemnification obligations and all obligations to pay or reimburse any Secured Party for paying any costs or expenses under any Credit Document, or (b) with respect to each Credit Party other than the Borrower, all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of such Credit Party arising under or in connection with any Credit Document, all indemnification obligations and all obligations to pay or reimburse any Secured Party for paying any costs or expenses under any Credit Document.

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“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Credit Agreement” shall have the meaning set forth in the Recitals.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document). For avoidance of doubt, any Taxes imposed on any Agent or Lender by reason or as a consequence of its holding or exercise of a Warrant shall not be deemed to constitute Other Connection Taxes.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.06).

“Parallel Debt” shall have the meaning set forth in Section 8.19.

“Parent” shall have the meaning set forth in the Preamble.

“Participant” shall have the meaning set forth in Section 12.06(b)(i).

“Participant Register” shall have the meaning set forth in Section 12.06(b)(iii).

“Patent Security Agreements” shall mean any patent security agreements entered into after the Initial Closing Date (as required by the Agreement or any other Credit Document), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Patriot Act” shall have the meaning set forth in Section 12.19.

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“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permits” shall mean, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or operations or to which such Person or any of its property or operations is subject.

“Permitted Acquisition” shall mean an acquisition by any Credit Party of all of the Capital Stock of any Person or all or substantially all of the assets of any Person (or a division thereof) that satisfies each of the following conditions:

(i).   immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(ii).   such acquisition and all transactions related thereto shall be consummated in accordance with all Applicable Laws in all material respects;

(iii).   if such acquisition involves the purchase of Capital Stock, no less than one hundred percent (100%) thereof on a fully-diluted basis shall be acquired, directly or indirectly, less the amount of any rollover shares for equity owners or management of the Persons acquired, and the Person acquired shall be located or organized in the United States or the Netherlands;

(iv).   the Parent shall have furnished to the Administrative Agent a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis that, after giving effect to such acquisition, the Credit Parties are in compliance with all covenants set forth in Section 9.13 hereof;

(v).   the purchase price for each such acquisition shall not exceed $250,000 and, when aggregated with the purchase price of all other acquisitions consummated after the Initial Closing Date, shall not exceed $1,000,000 (in each case, which shall include any and all Indebtedness assumed and any and all contingent liabilities, including any purchase price obligations, seller notes or earn-outs, incurred in connection with all acquisitions, the amount of which shall be determined in accordance with GAAP, but excluding the amount of any roll-over equity or equity issued to sellers);

(vi).   such acquisition is of a business or entity which is engaged in the business activities described on Schedule 9.12 and business activities incidental or reasonably related thereto;

(vii).   all or substantially all of the assets acquired in connection with any acquisition shall be located within the United States or the Netherlands and shall be held by a Credit Party after giving effect to such acquisition;

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(viii).   the Parent shall have notified the Administrative Agent of such proposed Acquisition at least thirty (30) days prior to the consummation thereof, furnished to the Administrative Agent at least fifteen (15) days prior to the consummation thereof (1) an executed term sheet and/or letter of intent (setting forth in reasonable detail the terms and conditions of such acquisition) and at the request of the Administrative Agent, furnish the Administrative Agent with such other information and documents that the Administrative Agent may reasonably request, including, without limitation, drafts of the respective agreements, documents or instruments pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith (with executed counterparts of such documents to be furnished promptly when available) and (2) pro forma financial statements of Parent and its Subsidiaries after giving effect to the consummation of such acquisition;

(ix)       Parent and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Sections 8.10 and 8.11; and

(x)       Parent shall have delivered a certification to the Administrative Agent that all conditions contained in the definition of Permitted Acquisition have been satisfied or will be satisfied as of the consummation of the applicable Permitted Acquisition.

“Permitted Liens” shall have the meaning set forth in Section 9.02.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any Multiemployer Plan or any “employee benefit plan,” as defined in Section 3 of ERISA subject to Title IV of ERISA, Section 412 of the Code or Sections 302 or 303 of ERISA, sponsored, maintained or contributed to by any Credit Party, Subsidiary of a Credit Party or any ERISA Affiliate (or to which any Credit Party, Subsidiary of a Credit Party or any ERISA Affiliate has or may have an obligation to contribute or to make payments), and each such plan for the five-year period immediately following the latest date on which any Credit Party, Subsidiary of a Credit Party or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Sections 4069 or 4212(c) of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“PMC” means Patrick M. Carroll and Affiliates

“PMC Seller Note” means that certain promissory note dated as of September 30, 2016 payable by PMC to Parent in the principal amount of $1,000,000 as may be amended.

“Prime Rate” shall mean the rate of interest identified and published by Bloomberg Professional Service on the PRIME Page as the Bloomberg Prime Rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer; each change in the Prime Rate shall be effective from and including the date such change is identified and published by the Bloomberg Professional Service on the PRIME Page.

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“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Reaffirmation Agreement” shall mean that certain Reaffirmation Agreement dated as of the Closing Date made by the Credit Parties in favor of the Agents and Secured Parties.

“Real Property” shall mean, with respect to any Person, all right, title and interest of such Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender.

“Refinancing Indebtedness” shall mean refinancings, renewals, or extensions of Indebtedness so long as:

(a)       such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums and compounded interest paid thereon and the reasonable and customary fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)       such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended,

(c)       if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d)       the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” shall have the meaning set forth in Section 12.06(a)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

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“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing, emanating or migrating of Hazardous Materials in the environment.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30 day notice period is waived under subsection .22, .23, .25, .27 or ..28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time when there is more than one Lender, at least two Lenders having Loans and unused Commitments representing at least 51% of the sum of the aggregate Loans and unused Commitments at such time, or at any time when there is only one Lender, such Lender.

“Restricted Payment” shall mean, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, (b) any payment of a management fee (or other fee of a similar nature) by such Person to any holder of its Capital Stock or any Affiliate thereof and (c) the payment or prepayment of principal of, or premium or interest on, (i) the Subordinated Convertible Note or (ii) any other Indebtedness subordinate to the Obligations.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Extended Maturity Date” means February 28, 2018.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Agents, (c) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents, (d) any successors, indorsees, transferees and assigns of each of the foregoing to the extent any such transfer or assign is permitted by the terms of this Agreement and (e) any other holder of any Secured Obligation (as defined in any applicable Security Document).

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“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean, collectively, the U.S. Security Agreement, the Collateral Access Agreements, the Control Agreements, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements, the Vodafone Consent and Acknowledgment, the Citibank Consent and Acknowledgment, each Mortgage, the Mexico Security Documents, the Netherlands Security Documents, and each other instrument or document executed and delivered pursuant to Sections 8.10, 8.11, 8.13 or 8.17 or pursuant to any of the Security Documents to guarantee or secure any of the Obligations.

“Solvency Certificate” shall mean a solvency certificate, duly executed and delivered by the chief financial officer of the Parent to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Solvent” shall mean, with respect to any Person, at any date, that (a) the sum of such Person’s debt (including Contingent Liabilities) does not exceed the present fair saleable value of such Person’s present assets (which, for this purpose, shall include, without limitation, rights of contribution in respect of obligations for which such Person has provided a guarantee), (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur debts including current obligations beyond its ability to generally pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any Contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Statutory Reserve Rate” shall mean, for any day as applied to any Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

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“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Voting Stock having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries has more than (i) a 50% equity interest measured by either vote or value at the time or (ii) a 50% general partnership interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent.

“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes” or “taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall mean the date on which the Loans and the other Obligations (other than Unasserted Contingent Obligations) shall have been paid in full in cash in accordance with the terms of this Agreement.

“Term Loan” shall have the meaning set forth in Section 2.01.

“Term Loan Repayment Amount” shall have the meaning set forth in Section 2.05(a).

“Term Loan Repayment Date” shall have the meaning set forth in Section 2.05(a).

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Credit Parties most recently ended as of such date of determination.

“Third Extended Maturity Date” shall mean December 31, 2018.

“Total Credit Exposure” shall mean, as of any date of determination (a) with respect to each Lender, (i) prior to the termination of the Commitments, the sum of such Lender’s Commitment plus the outstanding principal amount of such Lender’s Term Loans or (ii) upon the termination of the Commitments, the outstanding principal amount of such Lender’s Term Loans and (b) with respect to all Lenders, (i) prior to the termination of the Commitments, the sum of all of the Lenders’ Commitments plus the aggregate outstanding principal amount of all Term Loans and (ii) upon the termination of the Commitments, the aggregate outstanding principal amount of all Term Loans.

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“Total Leverage Ratio” shall mean as of any date, the ratio of (a) Consolidated Total Debt of the Consolidated Companies outstanding as of such date, to (b) Adjusted EBITDA of the Consolidated Companies for the Test Period ended on, or most recently prior to, such date.

“Trademark Security Agreements” shall mean the Trademark Security Agreements made in favor of Collateral Agent and Lenders by each applicable Credit Party and any trademark security agreement entered into after the Initial Closing Date (as required by the Agreement or any other Credit Document), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Transactions” shall mean the cashless rollover of the Term Loans pursuant hereto on the Closing Date.

“Transferred Receivables” shall mean accounts receivable payable by Vodafone to the Borrower under the Vodafone Agreement that have been sold by the Borrower to Citibank pursuant to and in accordance with the Citibank Agreement.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Credit Parties” shall mean, collectively, Parent, ET North America and any other Guarantor that is a Domestic Subsidiary and “U.S. Credit Party” shall mean any of the U.S. Credit Parties, individually.

“U.S. Person” shall mean any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” shall mean that certain Security Agreement dated as of the Initial Closing Date, by and among the U.S. Credit Parties, Borrower and the Collateral Agent for the benefit of the Secured Parties, as amended by the Reaffirmation Agreement and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Unasserted Contingent Obligations” shall mean, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment or indemnification (whether oral or written) has been made.

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“Unfunded Current Liability” shall mean, with respect to any Plan the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“VAT" means: value added tax within the meaning of Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax or any legislation in a Member State implementing such Council Directive and any other tax of a similar nature.

“Vodafone” shall mean Vodafone Enabler Espana, S.L., a company organized under the laws of Spain.

“Vodafone Agreement” shall mean the Contract between Vodafone and Borrower for the Supply of Operation and Technical Services Through a Comprehensive Technological Platform dated as of November 1, 2013 (Contrato Entre Vodafone Enabler Espanda y Elephant Talk Europe Holding B.V. Para El Suministro de Servicios Tecnicos y Operativtos a Traves de Una Plataforma Intergral Tecnologica), together with all annexes, exhibits, schedules and supplements thereto, as the same may be amended, extended, renewed, replaced, restated or otherwise modified from time to time in accordance with the terms of this Agreement.

“Vodafone Collection Accounts” shall mean, collectively, the Vodafone Dollar Collection Account and the Vodafone Euro Collection Account.

“Vodafone Dollar Collection Account” shall mean that certain Dollar-denominated deposit account maintained by the Cash Management Bank in the name of the Collateral Agent to which amounts are deposited from the Vodafone Euro Collection Account following the conversion of such amounts from euro to Dollars or by the Borrower from other sources, in each case, for the purpose of making payments of principal, interest or other amounts due hereunder in accordance with Section 4.06, which account shall be subject to the sole dominion and control of the Collateral Agent.

“Vodafone Euro Collection Account” shall mean that certain euro-denominated deposit account maintained by the Cash Management Bank in the name of the Collateral Agent to which all payments under the Vodafone Agreement (other than payments under the Vodafone Agreement constituting Transferred Receivables) and the Citibank Agreement are remitted as provided in Section 4.06 and in the Vodafone Consent and Acknowledgment and the Citibank Consent and Acknowledgment, respectively, which account shall be subject to the sole dominion and control of the Collateral Agent.

“Vodafone Consent and Acknowledgment” shall mean the consent and acknowledgment among Vodafone, the Borrower and the Collateral Agent pursuant to which (a) Vodafone shall consent to the grant by Borrower to Collateral Agent of a security interest in all of Borrower’s rights under the Vodafone Agreement as security for the Obligations and agree to comply with instructions submitted by the Collateral Agent to Vodafone in respect of all payments and other amounts payable by Vodafone under the Vodafone Agreement (other than payments and amounts payable in respect of Transferred Receivables) until such time as such Consent and Acknowledgement is terminated in accordance with its terms and (b) the Collateral Agent shall direct Vodafone, and Vodafone shall agree (until otherwise directed by the Collateral Agent), to remit all payments under the Vodafone Agreement (other than payments and amounts payable in respect of Transferred Receivables) directly to the Vodafone Euro Collection Account until such time as such Consent and Acknowledgement is terminated in accordance with its terms.

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“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances.

“Warrant” shall mean, collectively, that certain Warrant to Purchase Common Stock in Parent of even date herewith in favor of Corbin Mezzanine Fund I, L.P. and that certain Warrant to Purchase Common Stock in Parent of even date herewith in favor of Atalaya.

“Withholding Agent” shall mean any Credit Party and Administrative Agent.

“Zain Agremeent” shall mean the Agreement on the Provision of Hosting Services between Mobile Telecommunications Company (Zain Saudi Arabia) and Elephant Talk Communication Holding AG dated as of March 7, 2011, together with all annexes, exhibits, schedules and supplements thereto, as the same may be amended, extended, renewed, replaced, restated or otherwise modified from time to time in accordance with the terms of this Agreement.

SECTION 1.02   Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)       The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)       The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)       Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)       The term “including” is by way of example and not limitation.

(e)       The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)       Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

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(h)       All references in any Credit Document to the consent of or approval by any Agent or Lender shall be deemed to mean the consent of or approval by such Agent or Lender in its sole discretion, except as otherwise expressly provided in the applicable Credit Document.

SECTION 1.03   Accounting Terms and Principles. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Parent or any of its Subsidiaries shall be given effect for purposes of measuring compliance with any provision of Article IX, including Section 9.13, or otherwise in this Agreement unless the Borrower, the Administrative Agent and the Required Lenders agree in writing to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article IX shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”. A breach of a financial covenant contained in Article IX shall be deemed to have occurred as of any date of determination by the Administrative Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to any Agent. Anything in this Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing as of the Closing Date or entered into after the Closing Date) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect on the Closing Date shall not be treated as a Capital Lease solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after the Closing Date.

SECTION 1.04   Rounding. Any financial ratios required to be maintained or complied with by the Credit Parties pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05   References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including this Agreement and each of the other Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

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SECTION 1.06   Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight saving or standard, as applicable).

SECTION 1.07   Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08   Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other Credit Document with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person.

SECTION 1.09   Currency Matters. Principal, interest, fees and all other amounts payable under this Agreement and the other Credit Documents to the Agents and the Lenders shall be payable in Dollars. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts or proceeds denominated in other currencies shall be converted to the Equivalent Amount in Dollars on the date of calculation, comparison, measurement or determination. In particular, without limitation, for purposes of valuations or computations under Article II, Article III, Article IV, Article VII, Article VIII, Article IX and Article X, unless expressly provided otherwise, where a reference is made to a dollar amount, the amount is to be considered as the amount in Dollars and, therefore, each other currency shall be converted into the Equivalent Amount thereof in Dollars.

ARTICLE II
Amount and Terms of Term Loans

SECTION 2.01   Loan. Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment shall, on the Closing Date, severally (and not jointly), be deemed to make a Term Loan to the Borrower in the form of a cashless rollover of the New Indebtedness owing to such Lender, which Term Loan (i) shall be in an amount, for each Lender, equal to the Term Loan Commitment of such Lender and (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed (each such rollover by a Lender in accordance with this Section 2.01, a “Term Loan”).

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SECTION 2.02   Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.09(a)(ii), 2.09(a)(iii), or 4.03(b) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.02 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.09 or 4.03(b). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.03   Lender Branches. Each Lender may at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make any Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it, and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.09 shall apply).

SECTION 2.04   Non-Public Lender. Any Loan shall at all times be provided by a Lender that is a Non-Public Lender.

SECTION 2.05   No Disbursement of Funds.

(a)       The Lenders shall not disburse any funds to the Borrower on the Closing Date. The Borrower hereby acknowledges and agrees that the Term Loans shall be in the form of a cashless rollover by the Lenders of the New Indebtedness.

(b)       Nothing in this Section 2.05 shall be deemed to relieve any Lender from its obligation to fulfill its commitments and obligations hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments and obligations hereunder)

SECTION 2.06   Payment of Loans; Evidence of Debt.

(a)       The Borrower agrees to pay to the Administrative Agent, for the benefit of the Lenders, on each of the dates set forth below (each a “Term Loan Repayment Date”), the principal of the Term Loan in an amount set forth opposite such date (each a “Term Loan Repayment Amount”) (which Term Loan Repayment Amount may be reduced as a result of, and after giving effect to, the application of prepayments under Sections 2.06(e)(i), 4.01 and 4.02 in accordance with the order of priority set forth in Section 4.01 and Section 4.02(c), as applicable).

Term Loan Repayment Date	Term Loan Repayment Amount
Each of March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017	$250,000
Each of March 31, 2018, June 30, 2018, September 31, 2018 and December 31, 2018	$500,000

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(b)       Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c)       The Borrower agrees that from time to time on and after the Closing Date, upon the reasonable request to the Administrative Agent by any Lender, at the Borrower’s own expense, the Borrower will execute and deliver to such Lender a Note, evidencing the Loans made by, and payable to such Lender or registered assigns in a maximum principal amount equal to such Lender’s applicable Commitment. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall conclusively indicate, absent manifest error, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to, the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Credit Party absent manifest error; provided that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Credit Party. The Administrative Agent shall maintain the Register pursuant to Section 12.06(a)(iv), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent from the Borrower and each Lender’s share thereof.

(d)       The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.06 shall, to the extent permitted by Applicable Law, be conclusive evidence (absent manifest error) of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

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(e)       The Maturity Date shall be subject to extension as follows:

(i)       The Initial Maturity Date shall be automatically extended to the First Extended Maturity Date if: (A) during the period commencing on the Closing Date and ending on March 31, 2017, $1,500,000 of Net Equity Proceeds are received by Parent upon terms and conditions reasonably satisfactory to Administrative Agent and $1,500,000 of such Net Equity Proceeds are applied to the Obligations as required pursuant to Section 4.02(a)(iv) (or, if $1,500,000 of Net Equity Proceeds are not received by Parent on or before March 31, 2017, the Borrower has otherwise repaid the Obligations in an aggregate amount of $1,500,000 prior to such date); (B) during the period commencing on the Closing Date and ending on the Initial Maturity Date, $3,000,000 of Net Equity Proceeds are received by Parent upon terms and conditions reasonably satisfactory to Administrative Agent and $3,000,000 of such Net Equity Proceeds are applied to the Obligations as required pursuant to Section 4.02(a)(iv) (or, if $3,000,000 of Net Equity Proceeds are not received by Parent on or before the Initial Maturity Date, the Borrower has otherwise repaid the Obligations in an aggregate amount of $3,000,000 prior to such date) and (C) no Default or Event of Default then exists;

(ii)       The First Extended Maturity Date shall be automatically extended to the Second Extended Maturity Date if: (A) the financial statements required pursuant to Section 8.01(a) for the month ending November 30, 2017 have been delivered to Administrative Agent and each Lender; (B) as of December 31, 2017, the Total Leverage Ratio of the Parent and its Subsidiaries (calculated using Consolidated Total Debt of the Consolidated Companies as of December 31, 2017 and Adjusted EBITDA of the Consolidated Companies for the twelve (12) month period ending November 30, 2017) is less than or equal to 2.50 to 1.00 and (C) no Default or Event of Default then exists; and

(iii)       The Second Extended Maturity Date shall be automatically extended to the Third Extended Maturity Date if: (A) the financial statements required pursuant to Section 8.01(b) and the Compliance Certificate required pursuant to Section 8.01(d) for the fiscal quarter ending December 31, 2017 have been delivered to Administrative Agent and each Lender; (B) as of December 31, 2017, the Total Leverage Ratio of the Parent and its Subsidiaries is less than or equal to 2.25 to 1.00 and (C) no Default or Event of Default then exists.

(f)       In all events, and under all circumstances, unless sooner paid, the Borrower shall pay in full in cash to the Administrative Agent, for the benefit of the applicable Lenders, on the Maturity Date, all amounts outstanding under the Term Loans and all other then outstanding Obligations.

SECTION 2.07   [Reserved].

SECTION 2.08   [Reserved].

SECTION 2.09   Interest. (a) The unpaid principal amount of the Term Loans shall bear interest from the Closing Date at a rate per annum that shall at all times be the Applicable Margin plus the Eurodollar Rate in effect from time to time. Interest on the Term Loans shall accrue from and including the Closing Date to but excluding the date of any repayment in full thereof and shall be payable monthly in cash in arrears on the fifteenth day of each calendar month (each such date an “Interest Payment Date”).

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(b)       In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain its portion of the Loans at the Eurodollar Rate or to continue such maintaining, or to determine or charge interest rates at the Eurodollar Rate, such Lender shall give notice of such changed circumstances to Administrative Agent and Borrower and Administrative Agent shall promptly transmit such notice to each other Lender and in the case of the portion of the Loans at the Eurodollar Rate of such Lender that is outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such portion of the Loans, interest upon the portion of the Loans of such Lender thereafter shall accrue at a rate equal to the Base Rate plus 12.0% per annum (or, after reduction of the Applicable Margin to 12.0% per annum, 11.0% per annum) (provided that in lieu of the foregoing rate change, Borrower and such Lender may agree upon a different method of calculating interest) until such time as such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such notice by such Borrower no longer exist (which notice such Lender agrees to promptly give at such time when such circumstances no longer exist), at which time interest with respect to the Loans of such Lender shall revert to the rate applicable hereunder without regard to this Section 2.09(b).

(c)       From and after the occurrence and during the continuance of any Event of Default, upon notice by the Administrative Agent or the Collateral Agent to the Borrower or, the Borrower shall pay interest on the principal amount of all Loans and all other unpaid Obligations, to the extent permitted by Applicable Law, at the Default Rate, which Default Rate shall accrue from the date of such Event of Default (regardless of the date of notice of the imposition of the Default Rate) until waived in writing and shall be payable on demand and in cash.

(d)       All computations of interest hereunder shall be made in accordance with Section 4.05.

(e)       The Administrative Agent, upon determining the interest rate for any Borrowing of Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

SECTION 2.10   Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clause (ii) below, any Lender, in each case, shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)       on any date for determining the Eurodollar Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising any Loan are not generally available in the relevant market or (B) by reason of any changes arising after the Initial Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)       at any time, after the later of the Initial Closing Date and the date such entity became a Lender hereunder, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the Loans , including as a result of any Tax (other than any (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or (z) Connection Income Taxes) because of (A) any change since the date hereof in any Applicable Law (or in the interpretation or administration thereof and including the introduction of any new Applicable Law), such as, for example, without limitation, a change in official reserve requirements (but excluding changes in the rate of tax on the overall net income of such Lender), and/or (B) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market,

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then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (if by telephone, confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (A) in the case of clause (i) above, the Loans at the Eurodollar Rate shall no longer be available and interest thereafter shall accrue at a rate equal to the Base Rate plus 12.0% per annum (or, after reduction of the Applicable Margin to 12.0% per annum, 11.0% per annum) (provided, that in lieu of the foregoing rate change, Borrower and Administrative Agent may agree upon a different method of calculating interest with the result being that Borrower’s cost are not increased) until such time as the Administrative Agent notifies the Borrower, the Collateral Agent and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), at which time interest with respect to the Loans shall revert to the rate applicable hereunder without regard to this clause (A), and (B) in the case of clause (ii) above, the Borrower shall pay to such Lender, within ten (10) days after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto).

(b)       If, after the later of the date hereof and the date such entity becomes a Lender hereunder, the adoption of any Applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after such date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then within ten (10) days after receipt of written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the date hereof. Each Lender (on its own behalf), upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(b), will, as promptly as practicable upon ascertaining knowledge thereof, give written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts. Without limiting Section 2.10(c) below, the failure to give any such notice with respect to a particular event shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(b) for amounts accrued or incurred after the date of such notice with respect to such event. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case, are deemed to have been adopted and to have taken effect after the Initial Closing Date.

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(c)       This Section 2.10 shall not apply to Taxes to the extent duplicative of Section 4.03(b). In addition, this Section 2.10 shall not apply to any demand made after the 180th day following the requesting Lender’s knowledge that it would be entitled to any such amounts.

(d)       (i) If any Lender shall give notice to Borrower that such Lender is entitled to receive and is requesting payments under this Section 2.10 or requires the Borrower to pay additional amounts pursuant to Section 4.04 (any such Lender, an “Increased Cost Lender”), then Borrower may, after (solely in the case of an Increased Cost Lender) giving such Increased Cost Lender an opportunity to mitigate pursuant to Section 2.02, if applicable, at its sole expense and effort, permanently replace such Increased Cost Lender with one or more substitute Lenders reasonably acceptable to the Administrative Agent (each, a “Replacement Lender”), and such Increased Cost Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Increased Cost Lender shall specify an effective date for such replacement, which date shall not be sooner than five (5) Business Days and not be later than ten (10) Business Days after the date such notice is given, provided that (i) such Increased Cost Lender shall have received payment of an amount equal to the outstanding Obligations payable to it from the assignee (to the extent of outstanding principal and accrued interests and fees) or the Borrower (in the case of all other amounts) and (ii) such assignment does not conflict with Applicable Law. Notwithstanding anything to the contrary herein, a Lender shall not be required to make any such assignment pursuant to this Section 2.10(d) if, prior to the effective date for such replacement, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment pursuant to this Section 2.10(d) cease to apply.

(ii)       Prior to the effective date of such replacement, the Increased Cost Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Increased Cost Lender being repaid all Obligations owed to it through the effective date of the replacement. If the Increased Cost Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Increased Cost Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Increased Cost Lender shall be made in accordance with the terms of Section 12.06.

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SECTION 2.11   Compensation. If (a) any payment of principal of a Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loan as a result of a payment pursuant to Sections 2.05, 2.09, 4.01 or 4.02, as a result of acceleration of the maturity of the Loans pursuant to Article X or for any other reason, or (b) any prepayment of principal of a Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 4.01 or 4.02, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses (including, without limitation, any Eurodollar Rate related breakage costs) that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

ARTICLE III
Fees and Commitment Terminations

SECTION 3.01   Fees. The Borrower shall pay to the Administrative Agent for its own account an annual, non-proratable administration fee in the amount of $60,000, which fee shall be payable in quarterly installments of $15,000 in advance on the first Business Day of each April, July, October and January of each year, commencing on January 1, 2017 until such time as the Obligations have been repaid in full.

SECTION 3.02   Mandatory Termination of Commitments. The Commitment terminated on the Closing Date upon the rollover of the New Indebtedness to the Term Loan on the Closing Date.

ARTICLE IV
Payments

SECTION 4.01   Voluntary Prepayments. The Borrower shall have the right to prepay the outstanding remaining balance of the Term Loans in whole or in part on the following terms and conditions: (i) the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of (A) its intent to make such prepayment and (B) the amount of such prepayment, no later than 1:00 p.m. EST five (5) days prior thereto, and shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders, as the case may be; (ii) prepayment of Term Loans pursuant to this Section 4.01 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.10; and (iii) each such prepayment shall be in an amount at least equal to $1,000,000, or, if less, the entire principal amount then outstanding.

SECTION 4.02   Mandatory Prepayments.

(a)       Types of Mandatory Prepayments.

(i)       Within one (1) Business Day of the receipt by any Credit Party or any of its Subsidiaries of any proceeds from the incurrence of any Indebtedness by any Credit Party or any of its Subsidiaries (other than Indebtedness permitted under Section 9.01), the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Debt Proceeds, to be applied as set forth in Section 4.02(c). Nothing in this Section 4.02(a)(i) shall be construed to permit or waive any Default or Event of Default arising from any incurrence of Indebtedness not permitted under the terms of this Agreement.

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(ii)       Within one (1) Business Day of the receipt by any Credit Party or any of its Subsidiaries of any Net Disposition Proceeds from any Disposition (other than (x) any Disposition of Transferred Receivables by the Borrower to Citibank pursuant to the Citibank Agreement, it being understood that all proceeds of any such Disposition shall be applied to pay the Obligations as provided in Section 4.06, and (y) any Disposition permitted under Section 9.04(d) or Section 9.04(h)) the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of the Net Disposition Proceeds from such Disposition, to be applied as set forth in Section 4.02(c); provided that the Borrower may, at its option by notice in writing to the Administrative Agent on or prior to the Disposition giving rise to such Net Disposition Proceeds, within ninety (90) days after such event, reinvest such Net Disposition Proceeds in assets to be used in the business of the Borrower so long as no Default or Event of Default shall have occurred and be continuing, in each case as certified by the Borrower in writing to the Administrative Agent. Nothing in this Section 4.02(a)(ii) shall be construed to permit or waive any Default or Event of Default arising from any Disposition not permitted under the terms of this Agreement.

(iii)       Within three (3) Business Days of the receipt by any Credit Party or any of its Subsidiaries of any Net Casualty Proceeds from any Casualty Event, the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Casualty Proceeds, to be applied as set forth in Section 4.02(c); provided that the Borrower may, at its option by notice in writing to the Administrative Agent no later than thirty (30) days following the occurrence of the Casualty Event resulting in such Net Casualty Proceeds, apply such Net Casualty Proceeds to the rebuilding or replacement of such damaged, destroyed or condemned assets or property so long as such Net Casualty Proceeds are in fact used to commence the rebuilding or replacement of the damaged, destroyed or condemned assets or property within ninety (90) days following the receipt of such Net Casualty Proceeds, with the amount of Net Casualty Proceeds unused after such period to be applied as set forth in Section 4.02(c). Nothing in this Section 4.02(a)(iii) shall be construed to permit or waive any Default or Event of Default arising from, directly or indirectly, any Casualty Event.

(iv)       Within one (1) Business Day of the receipt by any Credit Party or any of its Subsidiaries of any Net Equity Proceeds from the issuance of any Capital Stock (other than Excluded Issuances), the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of such Net Equity Proceeds, to be applied as set forth in Section 4.02(c). Nothing in this Section 4.02(a)(iv) shall be construed to permit or waive any Default or Event of Default arising, directly or indirectly, from any such issuance of Capital Stock. Notwithstanding anything set forth in this clause (iv) to the contrary, so long as no Event of Default has occurred and is continuing, the Borrower shall not be required to prepay any Net Equity Proceeds prior to the First Extended Maturity Date in excess of the prepayments required pursuant to Section 2.06(e)(i) unless such Net Equity Proceeds are received in connection with a Change of Control or sale of all or substantially all of the Credit Parties’ assets. In addition, within one (1) Business Day after Parent receives aggregate Net Equity Proceeds in an amount equal to $5,000,000 after the Closing Date, all funds held in the Equity Escrow Account shall be released to Agent and applied to the Loans as set forth in Section 4.02(c).

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(v)       Within three (3) Business Days of the receipt by any Credit Party or any of its Subsidiaries of any proceeds from any Extraordinary Receipts, the Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of such Extraordinary Receipts, to be applied as set forth in Section 4.02(c). Nothing in this Section 4.02(a)(v) shall be construed to permit or waive any Default or Event of Default arising, directly or indirectly, from any event or circumstance giving rise to any Extraordinary Receipts.

(vi)       Immediately upon any acceleration of the Maturity Date of any Loans pursuant to Section 10.02, the Borrower shall repay all the Loans, unless only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be repaid).

(b)       Option to Decline Prepayment. Notwithstanding anything to the contrary herein, any mandatory prepayment pursuant to Section 4.02(a) may be declined in whole or in part by any Lender without prejudice to such Lender’s rights hereunder to accept or decline any future payments in respect of any mandatory prepayment. If a Lender chooses not to accept payment in respect of a mandatory prepayment, in whole or in part, the other Lenders that accept such mandatory prepayment shall have the option to share such proceeds on a pro rata basis (and if declined by all Lenders, such declined proceeds shall be retained by the Borrower).

(c)       Application of Payments. With respect to each prepayment of the Term Loans required by (i) Section 4.02(a) (other than Section 4.02(a)(iv) and Section 4.02(a)(vi)), the amounts prepaid shall be applied, so long as no Application Event shall have occurred and be continuing, to the outstanding principal installments of the Term Loan on a pro rata basis (based on the principal amount of each such installment) until the Term Loans are paid in full and (ii) Section 4.02(a)(iv), the outstanding principal installments of the Term Loan (other than the installment due on the Maturity Date) shall not be reduced as a result of such prepayment; provided that the Borrower shall pay any amounts, if any, required to be paid pursuant to Section 2.10 with respect to prepayments of Term Loans made on any date other than the last day of the applicable Interest Period.

(d)       Application of Collateral Proceeds. Notwithstanding anything to the contrary in Section 4.01 or this Section 4.02, all proceeds of Collateral received by the Collateral Agent or any other Person pursuant to the exercise of remedies against the Collateral, and all payments received upon and after the acceleration of any of the Obligations (an “Application Event”) shall be applied as follows (subject to adjustments pursuant to any agreements entered into among the Lenders):

(i)       first, to pay any costs and expenses of the Agents (in their respective capacity as Agent) and fees then due to the Agents (in their respective capacity as Agent) under the Credit Documents, including any indemnities then due to any Agents (in their respective capacity as Agent) under the Credit Documents, until paid in full,

(ii)       second, to pay any fees and premiums then due to the Agents (in their respective capacity as Agent) under the Credit Documents until paid in full,

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(iii)       third, ratably to pay any costs, expense reimbursements, fees or premiums of Lenders and indemnities then due to any of the Lenders under the Credit Documents until paid in full,

(iv)       fourth, ratably to pay interest due in respect of the outstanding Term Loans until paid in full,

(v)       fifth, ratably to pay the outstanding principal balance of the Term Loans in the inverse order of maturity until the Term Loans are paid in full,

(vi)       sixth, to pay any other Obligations, and

(vii)       seventh, to Borrower or such other Person entitled thereto under Applicable Law.

SECTION 4.03   Payment of Obligations; Method and Place of Payment. (a) The obligations of each Credit Party hereunder and under each other Credit Document are not subject to counterclaim, set-off, rights of rescission, or any other defense. Subject to Section 4.03(b), and except as otherwise specifically provided herein, all payments under any Credit Document shall be made by the Borrower, without set-off, rights of rescission, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Secured Parties entitled thereto, not later than 12:00 p.m. EST on the date when due and shall be made in immediately available funds in Dollars to the Administrative Agent. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 12:00 p.m. EST, on such day) like funds relating to the payment of principal or interest or Fees ratably to the Secured Parties entitled thereto.

(a)       For purposes of computing interest or fees, any payments under this Agreement that are made later than 12:00 p.m. EST, shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall continue to accrue during such extension at the applicable rate in effect immediately prior to such extension.

(b)       The Borrower shall make each payment under any Credit Document by wire transfer to such deposit account as the Administrative Agent shall notify the Borrower in writing from time to time within a reasonable time prior to such payment.

SECTION 4.04   Taxes. (a) Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.04) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(b)       The Credit Parties shall timely pay, and shall authorize the Administrative Agent to pay in their name, to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, the Credit Parties shall furnish to Agent, at its address referred to in Section 12.02, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.

(c)       The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.04) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)       Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.04(d).

(e)       As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 4.04, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(f)       Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)       If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.04 (including by the payment of additional amounts pursuant to this Section 4.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.04 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.04(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.04(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.04(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person

(h)       (i) All amounts set out or expressed to be payable under a Credit Document by any party to any Lender or Agent which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes are deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender or Agent to any party under a Credit Document and such Lender or Agent is required to account to the relevant tax authority for the VAT, that party shall pay to the Lender or Agent, as the case may be, (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT.

(ii)       If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Receiver”) under a Credit Document, and any party other than the Receiver (the “Relevant Party”) is required by the terms of a Credit Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Receiver in respect of that consideration),

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(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT), the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT; the Receiver must (where this subsection (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Receiver receives from the relevant tax authority which the Receiver reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Receiver is the person required to account to the relevant tax authority for the VAT), the Relevant Party must promptly, following demand from the Receiver, pay to the Receiver an amount equal to the VAT chargeable on that supply but only to the extent that the Receiver reasonably determines that is is not entitled to credit or repayment from the relevant Tax authority in respect of that VAT.

(iii)        Where a Credit Document require any party to reimburse or indemnify a Lender or Agent for any cost or expense, the party shall reimburse or indemnify (as the case may be) the Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender or Agent determines that it is entitled to credit or repayment in respect of such VAT from the relevant Tax authority.

(iv)        Any reference in this Section 4.04(h) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to a person under the grouping rules as defined in the EC Council Directive 2006/112 or any notional legislation implementing that Directive.

(v)        In relation to any supply made by a Lender or Agent to any party under a Credit Document, if reasonably requested by such Lender or Agent, that party must promptly provide such Lender or Agent with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s or Agent's, as the case may be, VAT reporting requirements in relation to such supply.

(i)       Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.04 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(j)       Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Credit Document.

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SECTION 4.05   Computations of Interest and Fees. All interest and fees shall be computed on the basis of the actual number of days occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Payments due on a day that is not a Business Day shall (except as otherwise required by) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

SECTION 4.06   Vodafone Collection Accounts.

(a)       On or prior to the date hereof, the Collateral Agent has established the Vodafone Collection Accounts with the Cash Management Bank. The Credit Parties agree that all monies, checks, notes, drafts or other payments under or relating to the Vodafone Agreement or the Citibank Agreement received by the Credit Parties or any of their Subsidiaries shall be held in trust for, and as the sole and exclusive property of the Collateral Agent, and the Credit Parties shall, and shall cause such Subsidiary to, immediately remit the same (or cause the same to be remitted) in hand to the Vodafone Euro Collection Account. The Credit Parties further agree that (i) Citibank shall remit all payments under the Citibank Agreement directly to the Vodafone Euro Collection Account (or to such other account as the Collateral Agent may direct) until such time as the Citibank Consent and Acknowledgment has been terminated in accordance with its terms and (ii) Vodafone shall remit all payments under the Vodafone Agreement (other than payments and amounts payable in respect of Transferred Receivables) directly to the Vodafone Euro Collection Account (or to such other account as the Collateral Agent may direct), until such time as the Vodafone Consent and Acknowledgment has been terminated in accordance with its terms. The Borrower agrees that, without the Collateral Agent’s prior written consent, it shall not rescind, terminate or in any way alter, or give any other direction or instruction which in any way conflicts with, the irrevocable directions given by the Borrower to Vodafone and Citibank under the Vodafone Consent and Acknowledgement and the Citibank Consent and Acknowledgement, respectively. The Borrower acknowledges and agrees that the Vodafone Collection Accounts are and at all times from and after the Initial Closing Date shall be under the sole dominion and control of the Collateral Agent, that the Borrower shall have no access to or right to withdraw or transfer funds from the Vodafone Collection Accounts at any time.

(b)       On or about each Business Day on which any payment of principal, interest, fees or other amount is due hereunder (an “Applicable Payment Date”), the Collateral Agent may, in its sole discretion (i) first, apply amounts on deposit in the Vodafone Dollar Collection Account to the amount then due in Dollars (the “Applicable Payment Amount”) and (ii) second, if such amounts in the Vodafone Dollar Collection Account are less than the Applicable Payment Amount, notify the Cash Management Bank (with a copy to the Borrower) of the Applicable Payment Amount and instruct the Cash Management Bank to convert to Dollars a portion of the funds on deposit in the Vodafone Euro Collection Account equal to the Conversion Amount and remit such amount in Dollars to the Vodafone Dollar Collection Account (or to such other account as the Collateral Agent may direct) for application to the Applicable Payment Amount. So long as the Collateral Agent has received the Applicable Payment Amount payable on an Applicable Payment Date and no Default or Event of Default shall have occurred and be continuing, promptly following the Borrower’s written request, the Collateral Agent shall instruct the Cash Management to remit directly to such account as the Borrower may specify such portion of the collected funds remaining on deposit in the Vodafone Euro Collection Account as the Borrower may specify. In the event that on any Applicable Payment Date, the Conversion Amount in Dollars of the amount on deposit in the Vodafone Euro Collection Account is less than the Applicable Payment Amount, the Collateral Agent may, in its sole discretion, instruct the Cash Management Bank to convert the entire amount on deposit in the Vodafone Euro Collection Account to Dollars and remit it to the Vodafone Dollar Collection Account (or to such other account as the Collateral Agent may direct) for application to the Applicable Payment Amount and the Borrower shall be liable for, and shall immediately remit to the Administrative Agent, the balance of the Applicable Payment Amount. The Borrower acknowledges and agrees that the Collateral Agent shall have no obligation to withdraw funds from any Vodafone Collection Account on any Applicable Payment Date or at any other time and the failure of the Collateral Agent to make any such withdrawal shall in no way limit, impair or otherwise affect the Borrower’s absolute and unconditional obligation to make all payments of principal, interest, fees and other amounts payable hereunder as and when due in accordance with the terms hereof.

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(c)       Upon the occurrence and during the continuance of any Event of Default, in addition to and not in lieu of all of the other rights and remedies hereunder, under the other Credit Documents and applicable law, the Collateral Agent shall have the right at any time and from time to time on one or more occasions (i) to instruct the Cash Management Bank to convert all amounts in the Vodafone Euro Collection Account to Dollars and remit all such amounts to Vodafone Dollar Collection Account (or such other account as the Collateral Agent may direct) and (ii) withdraw or instruct the Cash Management Bank to withdraw all amounts on deposit in the Vodafone Dollar Collection Account for application to the Obligations in accordance with Section 4.02(d).

ARTICLE V
Conditions Precedent to Term Loans on the Closing Date

The obligation of each Lender to rollover the New Indebtedness into the Term Loans on the Closing Date as provided for hereunder is subject to the fulfillment, to the satisfaction of the Agents and each Lender, of each of the following conditions precedent on or before the Closing Date, unless any such condition is waived in accordance with Section 12.01:

SECTION 5.01   Credit Documents. The Administrative Agent shall have received the following documents, duly executed by an Authorized Officer of each Credit Party and each other relevant party:

(a)       this Agreement;

(b)       the Reaffirmation Agreement;

(c)       the Warrant; and

(d)       such other amendments, reaffirmations or modifications of Credit Documents as the Administrative Agent shall reasonably request.

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SECTION 5.02   Collateral.

(a)       All Capital Stock of each Credit Party (other than Parent) shall have been pledged pursuant to the Security Documents and the Collateral Agent shall have received all certificates, if any, representing such securities pledged under the Security Documents, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b)       All Indebtedness owed to any of the Credit Parties (other than any Indebtedness of another Credit Party) which, in the aggregate, exceeds $50,000 that is evidenced by one or more promissory notes shall have been pledged pursuant to the Security Documents, and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(c)       The Collateral Agent shall have received the results of a search of the UCC filings (or equivalent filings), in addition to tax Lien, judgment Lien, bankruptcy and litigation searches made with respect to each Credit Party, together with copies of the financing statements and other filings (or similar documents) disclosed by such searches, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement and other filings (or similar document) are Permitted Liens or have been released or will be released substantially simultaneously with the making of the Term Loans hereunder.

(d)       The Collateral Agent shall have received evidence, in form and substance satisfactory to the Collateral Agent, that appropriate UCC (or equivalent) financing statements (including fixture filings) have been duly filed in such office or offices as may be necessary or, in the opinion of Collateral Agent, desirable, to perfect the Collateral Agent’s Liens in and to the Collateral and certified searches reflecting the filing of all such financing statements.

SECTION 5.03   Legal Opinions. The Administrative Agent shall have received executed legal opinion of Sichenzia Ross Ference Kesner LLP, U.S. counsel to the Credit Parties and such other local counsel opinions as the Administrative Agent shall reasonably request, which opinions shall be addressed to the Administrative Agent and the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.04   Secretary’s Certificates. The Administrative Agent shall have received a certificate for each Credit Party, dated the Closing Date, duly executed and delivered by such Credit Party’s secretary or assistant secretary, managing director (directeur) managing member or general partner, as applicable, as to:

(a)       resolutions of each such Person’s board of managers/directors (or other managing body, in the case of a Person that is not a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Credit Documents applicable to such Person and the execution, delivery and performance of each Credit Document, in each case, to be executed by such Person;

(b)       the incumbency and signatures of its Authorized Officers and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to each Credit Document to be executed by such Person and a list of all officers and directors of the Credit Parties; and

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(c)       each such Person’s Organization Documents, as amended, modified or supplemented as of Closing Date, certified by the appropriate officer or official body of the jurisdiction of organization of such Person (or a certification that there have been no changes to such Organizational Documents since the Initial Closing Date), which certificates shall provide that each Secured Party may conclusively rely thereon until it shall have received a further certificate of the secretary, assistant secretary, managing director (directeur) managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person as provided in Section 8.01(k).

SECTION 5.05   Other Documents and Certificates. The Administrative Agent shall have received originals of the following documents and certificates, each of which shall be dated the Closing Date and duly executed by an Authorized Officer of each applicable Credit Party, in form and substance reasonably satisfactory to the Administrative Agent:

(a)       a certificate of an Authorized Officer of the Borrower, certifying as to such items as reasonably requested by the Collateral Agent, including without limitation:

(i)       the receipt of all required approvals and consents of all Governmental Authorities and other third parties, if applicable, with respect to the consummation of the Transactions and the operation of the Credit Parties’ business, each of which shall be attached thereto and certified as being true, complete and correct copies thereof;

(ii)       both before and after giving effect to Transactions, including the cashless rollover of the Term Loans on the Closing Date, (A) no Default or Event of Default shall have occurred, (B) no default or event of default under any Material Contract by Parent or its Subsidiaries shall have occurred and (C) each Material Contract remains in full force and effect and no Credit Party or Subsidiary has received any notice of termination or non-renewal from the other party thereto; and

(iii)       the representations and warranties set forth in Article VII are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); and

(b)       (i) certificates of good standing (or the local equivalent thereof, if applicable) with respect to each Credit Party, each dated within a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer or official body of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction, and (ii) certificates of good standing (or the local equivalent thereof, if applicable) with respect to each Credit Party, each dated within a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions where such Credit Party is qualified to do business as a foreign entity, which certificate shall indicate that such Credit Party is in good standing in such jurisdictions.

SECTION 5.06   Solvency. The Administrative Agent shall be reasonably satisfied, based on financial statements (actual and pro forma), projections and other evidence provided by Credit Parties, or requested by the Administrative Agent, that Parent and its Subsidiaries (on a consolidated basis), after incurring the Term Loans, will be Solvent and the Administrative Agent shall have received and shall be reasonably satisfied with a Solvency Certificate of an Authorized Officer of the Parent, on behalf of the Credit Parties, confirming the Solvency of the Credit Parties and their Subsidiaries (on a consolidated basis) after giving effect to the Transactions.

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SECTION 5.07   Financial Information. The Administrative Agent shall have received a certificate in form and substance satisfactory to it, dated the Closing Date and properly executed by an Authorized Officer of the Parent and the Borrower, attaching the following documents and reports (each in form and substance reasonably satisfactory to the Collateral Agent):

(a)       the Historical Financial Statements; and

(b)       the financial projections of the Consolidated Companies for each fiscal year of the Consolidated Companies during the period from January 1, 2017 through the Second Extended Maturity Date along with a pro forma balance sheet of the Consolidated Companies giving effect to the Transactions (including actual results for the twelve months prior to the Closing Date).

The documents and reports delivered pursuant to clause (a) above shall be certified by such Authorized Officer to be true, complete and correct in all material respects as of the Closing Date and the documents and reports delivered pursuant to clause (b) above shall be certified in a manner consistent with the representations and warranties set forth in Section 7.08.

SECTION 5.08   Payment of Outstanding Indebtedness. (a) On the Closing Date, the Credit Parties and each of their respective Subsidiaries shall have no outstanding Indebtedness other than the Loans hereunder and the Indebtedness (if any) listed on Part A of Schedule 7.24 or otherwise permitted by Section 9.01, and the Administrative Agent shall have received copies of all documentation and instruments evidencing the discharge of all Indebtedness paid off in connection with the Transactions and the transactions contemplated by this Agreement, and (b) all Liens (other than Permitted Liens) securing payment of any such Indebtedness shall have been released and the Administrative Agent shall have received pay-off letters, all form UCC-3 termination statements, all releases or terminations of intellectual property security agreements and other instruments as may be reasonably requested by Administrative Agent in connection therewith.

SECTION 5.09   Material Adverse Effect. The Administrative Agent shall have determined that, both immediately before and immediately after giving effect to the Transactions, except as disclosed in the Parent’s Form 10-Q filed with the SEC for each of the fiscal quarters ending June 30, 2016 and September 30, 2016 and any Form 8-K filed by the Parent with the SEC since December 31, 2015, no Material Adverse Effect has occurred since December 31, 2015.

SECTION 5.10   Fees and Expenses. Each of Atalaya, the Agents and each Lender shall have received, for its own respective account, (a) all fees and expenses due and payable to such Person hereunder, and (b) the reasonable and documented fees, costs and expenses due and payable to such Person pursuant Sections 3.01 and 12.05 (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented prior to the Closing Date.

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SECTION 5.11   Patriot Act Compliance and Reference Checks. The Administrative Agent shall have received completed reference checks with respect to each Credit Party’s senior management, and any required Patriot Act compliance, the results of which are satisfactory to Administrative Agent in its sole discretion.

SECTION 5.12   [Intentionally deleted]

SECTION 5.13   Material Contracts. To the extent not previously delivered, the Administrative Agent shall have received copies of each Material Contract (if written), and the results of the Administrative Agent’s review thereof shall be reasonably satisfactory to Administrative Agent.

SECTION 5.14   No Default, Representations and Warranties and No Injunctions.

(a)       No Default or Event of Default shall have occurred and be continuing,

(b)       all representations and warranties made by each Credit Party contained herein or in the other Credit Documents shall be true and correct, in each case, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date), and

(c)       no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the Transactions shall have been issued and remain in force by any Governmental Authority against any Credit Party, any Agent or any Lender.

SECTION 5.15   No Adverse Actions. There shall be no order or injunction or pending litigation in which there is a reasonable possibility of a decision that could reasonably be expected to have a Material Adverse Effect on the Borrower or Parent and its Subsidiaries, taken as a whole, and no pending litigation seeking to prohibit, enjoin or prevent any of the Transactions

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ARTICLE VI
Guarantee

SECTION 6.01   Guarantee. (a) To induce the Lenders to make the Loans and each other Secured Party to make credit available to or for the benefit of one or more Credit Parties, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Credit Document, of all the Obligations of the Borrower and of the other Guarantors whether existing on the date hereof or hereinafter incurred or created (the “Guarantor Obligations”, which in no event shall include any Excluded Hedging Obligations). The Guarantor Obligations shall include, without limitation, interest accruing at the then applicable rate provided herein after the maturity thereof and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with this Agreement or any other Credit Document, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to the Agents or to the other Secured Parties that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements) and all obligations and liabilities of such Guarantor that arise or may arise under or in connection with this Agreement or any other Credit Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to the Secured Parties that are required to be paid by such Guarantor pursuant to the terms of any such Credit Document). Each Guarantor’s guarantee hereunder constitutes a guarantee of payment and not of collection.

(b)       Any term or provision of this Agreement or any other Credit Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable under this Guarantee shall not exceed the maximum amount for which such Guarantor can be liable without rendering the obligations of such Guarantor under this Agreement or any other Credit Document, as it relates to such Guarantor, subject to avoidance under Applicable Laws relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Applicable Laws) (collectively, the “Fraudulent Transfer Laws”). Any analysis of the provisions of this Article VI for purposes of the Fraudulent Transfer Laws shall take into account the right of contribution established in Section 6.02 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under this Article VI.

(c)       Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of any Secured Party hereunder.

(d)       This Guarantee shall remain in full force and effect until the Termination Date occurs, notwithstanding that from time to time during the term of this Agreement no Guarantor Obligations may be outstanding.

(e)       No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, and each Guarantor shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Termination Date occurs.

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SECTION 6.02   Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor's right of contribution shall be subject to the terms and conditions of Section 6.03. The provisions of this Section 6.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Parties, and each Guarantor shall remain liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

SECTION 6.03   No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor under this Guarantee, until the Termination Date occurs. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held by such Guarantor for the benefit of Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Obligations, whether matured or unmatured, as the Collateral Agent may determine in accordance with Section 4.02(d) of this Agreement.

SECTION 6.04   Modification of the Guarantor Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Guarantor Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Guarantor Obligations continued, and the Guarantor Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and this Agreement and the other Credit Documents, and any other documents executed and delivered in connection therewith may be amended, amended and restated, supplemented or otherwise modified or terminated, in whole or in part, as the Agents (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Guarantor Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guarantor Obligations or for this Agreement or any other Credit Document or any property subject thereto.

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SECTION 6.05   Guarantee Absolute and Unconditional. Each Guarantor waives to the fullest extent permitted by Applicable Law any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Secured Party upon this Agreement or acceptance of the guarantee contained in this Article VI. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Article VI and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Article VI. Each Guarantor, to the fullest extent permitted by Applicable Law, waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor waives, to the fullest extent permitted by law, any right such Guarantor may now have or hereafter acquire to revoke, rescind, terminate or limit (except as expressly provided herein) the guarantee set forth in this Article VI or any of its obligations hereunder. Each Guarantor understands and agrees, to the fullest extent permitted by Applicable Law, that the guarantee set forth in this Article VI shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Credit Document, any of the Guarantor Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower with respect to any Obligations, or of such Guarantor under this guarantee, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Guarantor Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof, "demand" shall include the commencement and continuance of any legal proceedings.

SECTION 6.06   Reinstatement. The guarantee set forth in this Article VI shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guarantor Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

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SECTION 6.07   Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in accordance with Section 4.03(c).

SECTION 6.08   Taxes. Each payment of the Guarantor Obligations will be made by each Guarantor subject to the same provisions as are set forth in Section 4.04 hereof.

ARTICLE VII
Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and continue the Loans as provided for herein, the Credit Parties make the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

SECTION 7.01   Status. Each Credit Party (a) is a duly organized or formed and validly existing corporation or other registered entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it does business or owns assets, except, in the case of this clause (b), where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.02   Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered the Credit Documents to which it is a party and such Credit Documents constitute the legal, valid and binding obligation of such Credit Party enforceable against each Credit Party that is a party thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 7.03   No Violation. None of (a) the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions thereof, (b) the consummation of the Transactions, or (c) the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor will (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party (other than Liens created under the Credit Documents) pursuant to, (A) the terms of the Vodafone Agreement or the Citibank Agreement, (B) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (C) any Material Contract (other than those referred to in the foregoing clauses (A) or (B)), in the case of any of clauses (A), (B) and (C) to which any Credit Party is a party or by which it or any of its property or assets is bound or (iii) violate any provision of the Organization Documents or Permit of any Credit Party, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clauses (ii)(B) or (ii)(C), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

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SECTION 7.04   Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of any Credit Party, threatened, litigation, action, proceeding or labor controversy (including without limitation, strikes, lockouts or slowdowns against the Credit Parties or any of their respective Subsidiaries pending or, to the knowledge of any Credit Party, threatened) (a) except as disclosed in Schedule 7.04 and other matters that could not reasonably be expected to have a Material Adverse Effect, (b) which purports to affect the legality, validity or enforceability of any Credit Document or the Transactions or (c) relating to any Indebtedness or purported Indebtedness of any Credit Party or any Subsidiary. There is no outstanding judgment rendered by any court or tribunal against any Credit Party or any Subsidiary.

SECTION 7.05   Use of Proceeds; Regulations U and X. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 8.12. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Term Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with Regulation U or Regulation X.

SECTION 7.06   Approvals, Consents, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person, and no consent or approval under any contract or instrument (other than (a) those that have been duly obtained or made and which are in full force and effect, or if not obtained or made, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) the filing of UCC financing statements and other equivalent filings for foreign jurisdictions, and (c) the filings or other actions necessary to perfect Liens under the Credit Documents) is required for the consummation of the Transactions or the due execution, delivery or performance by any Credit Party of any Credit Document to which it is a party, or for the due execution, delivery or performance of the Credit Documents, in each case by any of the Credit Parties party thereto. There does not exist any judgment, order, injunction or other restraint issued or filed with respect to the transactions contemplated by the Credit Documents, the consummation of the Transactions, the making of the Term Loans or the performance by the Credit Parties or any of their respective Subsidiaries of their Obligations under the Credit Documents.

SECTION 7.07   Investment Company Act. No Credit Party is, or will be after giving effect to the Transactions and the transactions contemplated under the Credit Documents, an “investment company” or a company “controlled” by a Person required to be registered as an “investment company”, within the meaning of the Investment Company Act of 1940.

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SECTION 7.08   Accuracy of Information. (a) None of the factual information and data (taken as a whole) at any time furnished by any Credit Party, any of their respective Subsidiaries or any of their respective authorized representatives in writing to any Agent or any Lender (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any of the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary to make such information and data (taken as a whole) not materially misleading, in each case, at the time such information was provided in light of the circumstances under which such information or data was furnished; provided that, to the extent any such information was based upon or constitutes a forecast or projection, the Credit Parties represent only that the Credit Parties acted in good faith and utilized assumptions believed to be reasonable at the time made and due care in the preparation of such information, it being understood that forecast and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.

(b)       The budget and pro forma financial information provided to the Administrative Agent were prepared in good faith based upon assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

SECTION 7.09   Financial Condition; Financial Statements. The Historical Financial Statements present fairly in all material respects the financial position and results of operations of Parent and its Subsidiaries at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and to the absence of footnotes. The Historical Financial Statements and all of the balance sheets, all statements of income and of cash flow and all other financial information furnished pursuant to Section 8.01 have been and will for all periods following the Initial Closing Date be prepared in accordance with GAAP consistently applied. All of the financial information to be furnished pursuant to Section 8.01 will present fairly in all material respects the financial position and results of operations of Parent and its Subsidiaries at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and to the absence of footnotes. None of the Credit Parties or any of their respective Subsidiaries has any Indebtedness or other material obligations or liabilities, direct or contingent that, either individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

SECTION 7.10   Tax Returns and Payments. Each Credit Party and its Subsidiaries has timely filed or caused to be timely filed all material Tax returns and reports required to have been filed (and all such Tax returns are true complete and correct in all material respects) and has paid or caused to be paid all material Taxes required to have been paid by it that are due and payable, except Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the Credit Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. There are no proposed or pending tax assessments, deficiencies, audits or other proceedings. None of the Credit Parties nor any of their Subsidiaries has ever “participated” in a “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations. None of the Credit Parties nor any of their Subsidiaries is a party to any tax sharing or similar agreement. No Tax Lien has been filed and no material claim is being asserted, with respect to any such Tax, fee, or other charge, except as disclosed on Schedule 7.10.

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SECTION 7.11   Compliance with ERISA. Each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with ERISA, the Code and all Applicable Laws; no Reportable Event has occurred (or is reasonably expected to occur) with respect to any Plan; each Plan (and each related trust, if any) that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service for all required amendments regarding its qualification thereunder that considers the law changes incorporated in the Plan sponsor’s most recently expired remedial amendment cycle determined under the provisions of Rev. Proc. 2007-44, and nothing has occurred subsequent to the issuance of such determination letter which would prevent, or cause the loss of, such qualification; no Plan is insolvent or in reorganization or in endangered or critical status within the meaning of Section 432 of the Code or Section 4241 or 4245 of Title IV of ERISA (or is reasonably expected to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate; no Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); no Plan (other than a Multiemployer Plan) has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA), or is reasonably expected to do so, and no Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302, 303 or 304 of ERISA; no failure to make any required installment under Section 430(j) of the Code with respect to any Plan or to make any required contribution to a Multiemployer Plan when due has occurred; none of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971, 4975 or 4980 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably expected to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate; no Lien imposed under the Code or ERISA on the assets of any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate exists (or is reasonably expected to exist) nor have the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate on account of any Plan; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; there has been no violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for any of the Credit Parties, any of their respective Subsidiaries or any ERISA Affiliate may be directly or indirectly liable; and none of the Credit Parties, any of their respective Subsidiaries nor any ERISA Affiliate has filed, or is considering filing, an application under the United States Internal Revenue Service Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 7.11 could not result, individually or in the aggregate, in an amount of liability that would be reasonably expected to have a Material Adverse Effect. No Plan (other than a Multiemployer Plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 7.11, be reasonably expected to have a Material Adverse Effect. No employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA of any Credit Party or any of their respective Subsidiaries, provides benefit coverage subsequent to termination of employment except as required by Title I, Part 6 of ERISA or applicable state insurance laws. No liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA has been, or is reasonably expected to be, incurred, except as could not reasonably be expected to have a Material Adverse Effect. With respect to any Plan that is a Multiemployer Plan, the representations and warranties in this Section 7.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Credit Parties.

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SECTION 7.12   Subsidiaries. None of the Credit Parties has any Subsidiaries other than the Subsidiaries listed on Schedule 7.12. Schedule 7.12 describes the direct and indirect ownership interest of each of the Credit Parties in each Subsidiary. Asesores Profesionales ETAK S. de RL. De C.V., a company organized under the laws of Mexico (“Asesores”) and ET Mexico, do not own any material assets, have or generate any material revenues or conduct any material business activities.

SECTION 7.13   Intellectual Property; Licenses, etc. Each Credit Party and each of its Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, Internet domain names, copyrights and copyrightable works, patents, inventions, trade secrets, know-how, proprietary computer software, franchises, intellectual property licenses and other intellectual property rights, including all registrations and applications to register any of the foregoing and all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof (collectively, the “IP Rights”) that are reasonably necessary for the operation of their respective businesses. The conduct and operations of the businesses of each Credit Party and each of its Subsidiaries do not infringe, misappropriate, dilute, or otherwise violate in any material respect any intellectual property owned by any other Person, no other Person has challenged in writing or questioned any right, title or interest of any Credit Party or any of its Subsidiaries in any IP Rights of such Credit Party or Subsidiary, and no Credit Party or Subsidiary thereof has received a written challenge from any other Person contesting the use of any IP Rights owned by such Credit Party or Subsidiary or the validity or enforceability of such IP Rights. Except as specifically set forth on Schedule 7.04, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of such Credit Party threatened. Schedule 7.13 is a complete and accurate list of (i) all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Credit Party and each of its Subsidiaries as of the Closing Date and (ii) all material license agreements or similar arrangements granting IP Rights of another Person to any Credit Party or any of its Subsidiaries, other than software license agreement for “off-the-shelf” or “click-through” agreements. As of the Closing Date, none of the IP Rights owned by any Credit Party or any of its Subsidiaries is subject to any licensing agreement, other than (i) non-exclusive licenses granted to customers in the ordinary business, or (ii) except as set forth on Schedule 7.13.

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SECTION 7.14   Environmental Warranties. (a) Except as set forth in Schedule 7.14:

(i)       The Credit Parties, their Subsidiaries and their respective businesses, operations and Real Property are and have at all times during the Credit Parties’ or their Subsidiaries’ ownership, lease or operation thereof been in material compliance with, and the Credit Parties and their Subsidiaries have no material liability under, any applicable Environmental Law.

(ii)       The Credit Parties and their Subsidiaries have obtained all material permits, licenses, certificates or authorizations required under Environmental Law (“Environmental Permits”) and necessary for the conduct of their businesses and operations, and the ownership, operation and use of their Real Property. The Credit Parties and their Subsidiaries are in material compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing.

(iii)       There has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials in, on, at, under, to, or from any Real Property presently or, to the knowledge of any Credit Party, formerly owned, leased or operated by any of the Credit Parties, their Subsidiaries or their respective predecessors in interest that has resulted in, or is reasonably expected to result in, material liability or obligations by any of the Credit Parties under Environmental Law or result in a material Environmental Claim.

(iv)       There is no material Environmental Claim pending or, to the knowledge of the Credit Parties, threatened against any of the Credit Parties or their Subsidiaries, or relating to the Real Property currently or formerly owned, leased or operated by any of the Credit Parties or their Subsidiaries or relating to the operations of the Credit Parties or their Subsidiaries, and, to the knowledge of the Credit Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of a material Environmental Claim.

(v)       No person with an indemnity, contribution or other obligation to any of the Credit Parties or their Subsidiaries relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation.

(vi)       No Real Property owned, leased or operated by the Credit Parties or their Subsidiaries and, to the knowledge of the Credit Parties, no Real Property or facility formerly owned, leased or operated by any of the Credit Parties or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any governmental or regulatory authority that indicates that any Credit Party or Subsidiary has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws.

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(vii)       No Lien has been recorded or, to the knowledge of any Credit Party, threatened under any Environmental Law with respect to any Real Property of the Credit Parties or their Subsidiaries.

(b)       None of the matters, individually or in the aggregate, disclosed in Schedule 7.14 could reasonably be expected to have a Material Adverse Effect.

(c)       The Credit Parties and their Subsidiaries have made available to the Administrative Agent all material reports, assessments, audits, studies and investigations in the possession, custody or control of the Credit Parties and their Subsidiaries concerning Environmental Claims or compliance with or liability or obligation under Environmental Law, including those concerning the condition of the Real Property or the existence of Hazardous Materials at Real Property or facilities formerly owned, operated, leased or used by any of the Credit Parties, their Subsidiaries or their predecessors-in-interest.

SECTION 7.15   Ownership of Properties. Set forth on Schedule 7.15 is a list of all of the Real Property owned or leased by any of the Credit Parties or their respective Subsidiaries as of the Closing Date, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessor and the location of the respective property. Each Credit Party owns (a) in the case of owned Real Property, good and valid fee simple title to such Real Property, (b) in the case of owned personal property, good and valid title to such personal property, and (c) in the case of leased Real Property or material personal property, valid and enforceable (except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws applicable to creditors’ rights generally and by generally applicable equitable principles, whether considered in an action at law or in equity) leasehold interests (as the case may be) in such leased property, in each case, free and clear in each case of all Liens or claims, except for Permitted Liens.

SECTION 7.16   No Default. None of the Credit Parties or any of their respective Subsidiaries (a) is in default under or with respect to the Vodafone Agreement or the Citibank Agreement or (b) is in default under or with respect to, or a party to, any Contractual Obligation (other than any such Contractual Obligation referred to in the foregoing clause (a) or in respect of Indebtedness) that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. On the Closing Date, after giving effect to the Transactions, none of the Credit Parties or any of their respective Subsidiaries is in default under or with respect to any Contractual Obligation in respect of Indebtedness or purported Indebtedness.

SECTION 7.17   Solvency. On the Closing Date after giving effect to the Transactions and the other transactions related thereto, Parent and its Subsidiaries, on a consolidated basis, are Solvent.

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SECTION 7.18   Locations of Offices, Records and Collateral. The address of the principal place of business and chief executive office of each Credit Party is, and the books and records of each Credit Party and all of its Chattel Paper and records of Receivables are maintained exclusively in the possession of such Credit Party at, the address of such Credit Party specified in Schedule 7.18 (or, after the Closing Date, in the case of any Credit Parties party to the U.S. Security Agreement, at such other address permitted by Section 5.3(a)(i) of the U.S. Security Agreement). There is no location at which a Credit Party maintains any Collateral having a value in excess of $100,000 for any such location other than the locations specified for it in Schedule 7.18 (or, after the Closing Date, in the case of any Credit Parties party to the U.S. Security Agreement, at such other address permitted by Section 5.3(d) of the U.S. Security Agreement). Schedule 7.18 specifies all Real Property of each Credit Party, and indicates whether each location specified therein is leased or owned by such Credit Party. Except as otherwise agreed by the Administrative Agent, each leased location of a Credit Party that is the headquarters of any Credit Party, where books and records of any Credit Party are maintained or where Collateral having value in excess of $100,000 is located, shall be subject to a Collateral Access Agreement to be provided by the landlord of such leased location in favor of the Collateral Agent.

SECTION 7.19   Compliance with Laws and Permits; Authorizations.

(a)       Each Credit Party and each of its Subsidiaries (a) is in material compliance with all Applicable Laws and Permits and (b) has all requisite governmental licenses, Permits, authorizations, consents and approvals to operate its business as currently conducted, except in such instances in which (x) such requirement of Applicable Laws, Permits, government licenses, authorizations or approvals are being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to have or comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Credit Party has received any written notice that is outstanding or unresolved to the effect that its operations are not in material compliance with any Environmental Law or Permit or are the subject of any investigation by any Governmental Authority evaluating whether any cleanup or other action is needed to respond to a Release or impose further controls on any existing discharge of Hazardous Materials to the environment.

(b)       No Credit Party, nor any Subsidiary, nor, to the knowledge of the Credit Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction

(c)       The Credit Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

SECTION 7.20   No Material Adverse Effect. Since December 31, 2015, except as disclosed in the Parent’s Form 10-Q filed with the SEC for the fiscal quarters ending June 30, 2016 and September 30, 2016 and any Form 8-K filed by the Parent with the SEC since December 31, 2015, both immediately before and immediately after giving effect to the Transactions, (a) there has been no Material Adverse Effect, and (b) there has been no circumstance, event or occurrence, and no fact is known to the Credit Parties that could reasonably be expected to result in a Material Adverse Effect.

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SECTION 7.21   Contractual or Other Restrictions. Other than the Credit Documents, as set forth in Schedule 7.21 and to the extent permitted by Section 9.10, no Credit Party or any of its Subsidiaries is a party to any agreement or arrangement or subject to any Applicable Law that limits its ability to pay dividends to, or otherwise make Investments in or other payments to any Credit Party, that limits its ability to grant Liens in favor of the Collateral Agent or that otherwise limits its ability to perform the terms of the Credit Documents..

SECTION 7.22   Collective Bargaining Agreements. Set forth on Schedule 7.22 is a list and description (including dates of termination) of all collective bargaining or similar agreements between or applicable to any Credit Party or any of its Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of any Credit Party or any of its Subsidiaries.

SECTION 7.23   Insurance. The properties of each Credit Party are insured with financially sound and reputable insurance companies not Affiliates of any Credit Party against loss and damage in such amounts, with such deductibles and covering such risks as are customarily carried by Persons of comparable size and of established reputation engaged in the same or similar businesses and owning similar properties in the general locations where such Credit Party operates, in each case as described on Schedule 7.23. As of the Closing Date, all premiums with respect thereto that are due and payable have been duly paid and no Credit Party has received or is aware of any notice of violation or cancellation thereof and each Credit Party has complied in all material respects with the requirements of such policy.

SECTION 7.24   Evidence of Other Indebtedness. Schedule 7.24 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, any Credit Party or Subsidiary outstanding on the Closing Date which will remain outstanding after the Closing Date (other than this Agreement, the other Credit Documents, or as set forth on Schedule 7.24), in each case, in excess of $100,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement as of the Closing Date is correctly described in Schedule 7.24. The aggregate principal amount of all Indebtedness of (and all commitments for extensions of credit to) the Credit Parties and their Subsidiaries which is not disclosed on Schedule 7.24 by reason of the disclosure threshold set forth in the immediately preceding sentence does not exceed $250,000.

SECTION 7.25   Deposit Accounts and Securities Accounts. Set forth in Schedule 7.25 is a list as of the Closing Date of all of the deposit accounts and securities accounts of each Credit Party, including, with respect to each bank or securities intermediary at which such accounts are maintained by such Credit Party (a) the name and location of such Person and (b) the account numbers of the deposit accounts or securities accounts maintained with such Person.

SECTION 7.26   Absence of any Undisclosed Liabilities. There are no material liabilities of any Credit Party of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liabilities, other than those liabilities provided for or disclosed in the Historical Financial Statements.

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SECTION 7.27   Material Customers. Schedule 7.27 sets forth the twelve (12) largest customers that are engaged in a service contract with the Parent and its Subsidiaries for each of the fiscal year ended December 31, 2015 and for the fiscal year to date (“Material Customers”). Except as set forth on Schedule 7.27, (i) all Material Customers continue to be customers of the Parent or any Subsidiary thereof, as the case may be, and none of such Material Customers has reduced materially its business with the Parent or any of its Subsidiaries, as the case may be, from the levels achieved during the year ended December 31, 2015 or during the fiscal year to date, and neither the Parent nor any of its Subsidiaries has any knowledge that such reduction will occur provided, however, that Administrative Agent and the Lenders acknowledge and agree that the representation contained in this clause (i) is qualified in its entirety by the fact that the Credit Parties’ business and the business of its Material Customers are cyclical and subject to market events and, as such, the level of a Material Customer’s business with the Credit Parties vary in the ordinary course of business; (ii) no Material Customer has terminated its relationship with the Parent or any Subsidiary thereof, as the case may be, or, to the knowledge of the Parent or such Subsidiary, has threatened in writing to do so; (iii) neither the Parent nor any Subsidiary thereof is involved in any material claim, dispute or controversy with any Material Customer and (iv) neither the Parent nor any Subsidiary thereof is involved in any claim, dispute or controversy with any of its other customers that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.28   Warrants. As of the date hereof, the aggregate number of shares of Common Stock (as defined in the Warrant) of Parent into which the Warrant may be exercised represents ten percent (10%) of the outstanding Common Stock of Parent on a fully-diluted basis, giving effect to the conversion of all outstanding securities convertible into, or exchangeable or exercisable for, shares of Common Stock of Parent or other rights to acquire Common Stock of Parent.

ARTICLE VIII
Affirmative Covenants

The Credit Parties hereby covenant and agree that on the Closing Date and thereafter, until the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in accordance with the terms of this Agreement:

SECTION 8.01   Financial Information, Reports, Notices and Information. The Credit Parties will furnish the Administrative Agent and each Lender copies of the following financial statements, reports, notices and information:

(a)       Monthly Financial Statements. As soon as available and in any event with respect to the first two months of each quarter, within thirty (30) days after the end of each month, (i) unaudited consolidated balance sheets of Parent and its Subsidiaries as of the end of such month, and (ii) unaudited consolidated statements of income and cash flow of Parent and its Subsidiaries as of the end of such month, in each case, including in comparative form (both in Dollar and percentage terms) the figures for the corresponding month in the preceding fiscal year of Parent and in the then-current Budget for such fiscal year, if applicable, and year-to-date portion of, the immediately preceding fiscal year of Parent.

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(b)       Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Parent, (i)(A) unaudited consolidated balance sheets of Parent and its Subsidiaries as of the end of such fiscal quarter, and (B) unaudited consolidated statements of income and cash flow of Parent and its Subsidiaries for such fiscal quarter, in each case, and for the period commencing at the end of the previous fiscal year of Parent and ending with the end of such fiscal quarter, including (in each of clause (A) and (B) (if applicable)), in comparative form (both in Dollar and percentage terms) the figures for the corresponding fiscal quarter in, and year-to-date portion of, the immediately preceding fiscal year of Parent and in the then-current Budget for such fiscal year, certified as complete and correct in all material respects by an Authorized Officer of Parent, subject to normal year-end adjustments and the absence of footnotes pursuant to the audit required under Section 8.01(c) (provided that such year-end adjustments and footnotes shall not be materially adverse, individually or in the aggregate, to any Agent or any Lender), and (ii) a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported, including, in comparative form the figures for the corresponding fiscal quarter in, and year-to-date portion of, the immediately preceding fiscal year of Parent, and period commencing at the end of the previous fiscal year of Parent and ending with the end of such fiscal quarter.

(c)       Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Parent, copies of the consolidated balance sheets of Parent and its Subsidiaries, and the related consolidated statements of income and cash flows of Parent and its Subsidiaries for such fiscal year, setting forth in comparative form (both in Dollar and percentage terms) the figures for the immediately preceding fiscal year and in the then-current Budget for such fiscal year, such consolidated statements audited and certified without qualification, or exception as to the scope of such audit, by an independent public accounting firm reasonably acceptable to the Administrative Agent, together with a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported.

(d)       Compliance Certificates. Concurrently with the delivery of the financial information pursuant to clauses (b) and (c) above, a Compliance Certificate, executed by an Authorized Officer of the Parent, (i) certifying that such financial information presents fairly in all material respects the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with GAAP at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and to the absence of footnotes, (ii) showing compliance with the Financial Performance Covenants, and stating that no Default or Event of Default has occurred and is continuing (or, if a Default or an Event of Default has occurred, specifying the details of such Default or Event of Default and the actions taken or to be taken with respect thereto) and containing the applicable certifications set forth in Section 7.09 with respect thereto, (iii) in the case of each Compliance Certificate delivered concurrently with the financial information pursuant to clause (c) above, specifying any change in the identity of the Subsidiaries as at the end of such fiscal year from the Subsidiaries provided to the Lenders on the Closing Date or the most recent fiscal year, as the case may be, and (iv) in the case of each Compliance Certificate delivered concurrently with the financial information pursuant to clause (c) above, including (A) an updated Schedule 7.15 and Schedule 7.25 of this Agreement (if applicable) and (B) a written supplement substantially in the form of Schedules 1-5, as applicable, to the Security Agreement with respect to any additional assets and property acquired by any Credit Party after the date hereof, all in reasonable detail.

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(e)       Budget. No later than thirty (30) days after the commencement of each fiscal year of Parent, the forecasted financial projections for the then current fiscal year (on a month-by-month basis), in each case (including projections for Consolidated Capital Expenditures, a projected consolidated income statement and balance sheet of Parent and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected changes in financial position and a description of the underlying assumptions applicable thereto), in each case, as customarily prepared by management of the Credit Parties for their internal use consistent in scope with the financial statements provided pursuant to Section 8.01(c), setting forth the principal assumptions on which such projections are based (such projections, together with the projections delivered as of the Closing Date pursuant to Section 5.07(b), collectively, the “Budget”).

(f)       Defaults; Litigation. As soon as possible and in any event within five (5) Business Days after an Authorized Officer of any Credit Party or any of their respective Subsidiaries obtains knowledge thereof, notice from an Authorized Officer of the Borrower of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the applicable Credit Parties propose to take with respect thereto (provided, that if the Credit Parties require more time to determine what action to take with respect thereto, they shall be permitted up to five (5) additional Business Days to furnish a description of their proposed action to the Administrative Agent), and (ii) (A) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 7.04 or (B) the commencement of any litigation, action, proceeding or labor controversy of the type and the materiality described in Section 7.04, and to the extent the Administrative Agent requests, copies of all documentation related thereto.

(g)       Notices. The Credit Parties shall provide the Administrative Agent with a written notice promptly (and in no event later than five (5) Business Days after an Authorized Officer of any Credit Party becoming aware of) of the following:

(i)       any pending or threatened (in writing) litigation, action, proceeding or other controversy which purports to affect the legality, validity or enforceability of any Credit Document, or any other document or instrument referred to in Section 9.07, which notice shall be signed by an Authorized Officer of the Borrower and shall specify the nature thereof, and what actions the applicable Credit Parties propose to take with respect thereto, together with copies of all relevant documentation;

(ii)       the commencement of, or any material development in, any litigation, investigation (formal or informal), document request or proceeding affecting any Credit Party or any Subsidiary thereof, in which (A) the amount of damages claimed is $1,000,000 (or its equivalent in another currency or currencies) or more, (B) injunctive or similar relief is or may be sought and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (C) the relief sought is or may be an injunction or other stay of the performance of this Agreement or any other Credit Document or (D) the SEC is involved;

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(iii)       notice of any pending or threatened labor dispute, strike, walkout, or union organizing activity with respect to any employees of a Credit Party;

(iv)       notice of (i) any material default by any Credit Party or Subsidiary under any Material Contract or any other agreement with any Material Customer or (ii) any termination or non-renewal of any Material Contract or any other agreement with any Material Customer or the receipt by any Credit Party or Subsidiary of any notice from the other party to any Material Contract or Material Customer of such party’s intent to terminate or not renew such Material Contract or other agreement;

(v)       notice of the discharge or withdrawal or resignation by Credit Parties’ independent accountants;

(vi)       copies of all amendments, consent letters, waivers or modifications to a Credit Party’s charter, operating agreement or bylaws (to the extent permitted hereunder), or by such Credit Party to any such Person; and

(vii)       all significant written final reports submitted to the Credit Parties by its accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems, including any final comment letters delivered to management and all responses thereto.

(h)       Credit Documents. As soon as possible and in any event within five (5) Business Days after any Credit Party obtains knowledge of the occurrence of a breach or default or notice of termination by any party under, or material amendment entered into by any party to, any Credit Document or any other document or instrument referred to in Section 9.07, a statement of an Authorized Officer of the Borrower setting forth details of such breach or default or notice of termination and the actions taken or to be taken with respect thereto and, if applicable, a copy of such amendment.

(i)       Management Letters. Promptly upon, and in any event within five (5) Business Days after, receipt thereof, copies of all “management letters” submitted to any Credit Party by the independent public accountants referred to in Section 8.01(c) in connection with each audit made by such accountants.

(j)       Bankruptcy, etc. Immediately upon becoming aware thereof, notice (whether involuntary or voluntary) of the bankruptcy, insolvency, reorganization of any Credit Party, or the appointment of any trustee in connection with or anticipation of any such occurrence, or the taking of any step by any Person in furtherance of any such action or occurrence.

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(k)       Corporate Information. Promptly upon, and in any event within five (5) Business Days after, becoming aware of any additional corporate or limited liability company information of the type delivered pursuant to Section 5.04, or of any change to such information delivered on or prior to the Closing Date or pursuant to this Section 8.01 or otherwise under the Credit Documents, a certificate, certified to the extent of any change from a prior certification, from the secretary, assistant secretary, managing director (directeur) managing member or general partner of such Credit Party notifying the Administrative Agent of such information or change and attaching thereto any relevant documentation in connection therewith.

(l)       Other Information. With reasonable promptness, such other information (financial or otherwise) as any Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

Notwithstanding the foregoing, the obligations of the Credit Parties in paragraphs (b) and (c) of this Section 8.01 shall be deemed to be satisfied with respect to any financial statements of the Parent upon the filing by the Parent of the Parent’s Form 10-Q or 10-K, as applicable, with the SEC and the posting thereof on the SEC’s website within the time periods specified in such paragraphs (or, in the event that the SEC has granted to the Parent an extension of the deadline for filing of the Parent’s 10-Q or 10-K, as applicable, with the SEC, within the time period specified by the SEC for such extension, but in no event later than (x) five calendar days after the time period specified in paragraph (b) of this Section 8.01, in the case of the quarterly financial statements required by such paragraph (b), and (y) fifteen calendar days after the time period specified in paragraph (c) of this Section 8.01, in the case of the annual financial statements required by such paragraph (c)).

SECTION 8.02   Books, Records and Inspections. The Credit Parties will, and will cause each of their respective Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP (subject to normal year-end adjustments pursuant to the audit required under Section 8.01(c) (provided that such year-end adjustments shall not be materially adverse, individually or in the aggregate, to any Agent or any Lender)) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Credit Parties or such Subsidiary, as the case may be. The Credit Parties will, and will cause each of their respective Subsidiaries to, permit the Administrative Agent and its representatives and independent contractors to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Credit Parties; provided that such visits or inspections shall be at reasonable times during normal business hours, upon reasonable advance notice to the Credit Parties, but not more often than two (2) times per year (except that none of the limitations in this proviso shall apply if an Event of Default then exists). Any information obtained by the Administrative Agent pursuant to this Section 8.02 may be shared with the Collateral Agent or any Lender upon the request of such Secured Party. The Administrative Agent shall give the Credit Parties the opportunity to participate in any discussions with the Credit Parties’ independent public accountants.

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SECTION 8.03   Maintenance of Insurance. The Credit Parties will, and will cause each of their respective Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Credit Parties believe (in their reasonable business judgment) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged in by the Credit Parties; and will furnish to the Collateral Agent for further delivery to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to the insurance so carried, including (i) endorsements to (A) all “All Risk” policies naming the Collateral Agent, on behalf of the Secured Parties, as loss payee and (B) all general liability and other liability policies naming the Collateral Agent, on behalf of the Secured Parties, as additional insured and (ii) legends providing that no cancellation, material reduction in amount or material change in insurance coverage thereof shall be effective until at least thirty (30) days (ten (10) days with respect to failure to pay premium) after receipt by the Collateral Agent of written notice thereof.

SECTION 8.04   Payment of Taxes. The Credit Parties will timely pay and discharge, and will cause each of their respective Subsidiaries to timely pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits, or upon any properties belonging to it, prior to the date on which such Tax, assessment or governmental charge is due, and all lawful claims that, if unpaid, could reasonably be expected to become a Lien having priority over the Collateral Agent’s Liens (other than Permitted Liens) or an otherwise material Lien upon any properties of the Credit Parties or any of their respective Subsidiaries; provided that none of the Credit Parties or any of their respective Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings that stays execution and as to which such Credit Party has maintained adequate reserves with respect thereto in accordance with GAAP.

SECTION 8.05   Maintenance of Existence; Compliance with Laws, etc. Each Credit Party will, and will cause its Subsidiaries to, (a) preserve and maintain in full force and effect its organizational existence (except in a transaction permitted by Section 9.03), (b) preserve and maintain its good standing under the laws of its state or jurisdiction of incorporation, organization or formation, and each state or other jurisdiction where such Person is qualified, or is required to be so qualified, to do business as a foreign entity, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) comply in all material respects with all Applicable Laws, rules, regulations and orders, including without limitation compliance with safety regulations applicable to the Parent or any of its Subsidiaries.

SECTION 8.06   Environmental Compliance.

(a)       Each Credit Party will, and will cause its Subsidiaries to, comply in all material respects with all Environmental Laws and Environmental Permits applicable to their business, operations and Real Property; obtain and maintain in full force and effect all material Environmental Permits applicable to its business, operations and Real Property; and conduct all response, investigation, remediation, cleanup or monitoring activity required by any governmental or regulatory authority or any applicable Environmental Laws, and in accordance with, the requirements of any governmental or regulatory authority and applicable Environmental Laws.

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(b)       Each Credit Party will, and will cause its Subsidiaries to, do or cause to be done all things required by Environmental Laws to prevent any Release of Hazardous Materials in, on, at, under, to or from any Real Property owned, leased or operated by any of the Credit Parties or their Subsidiaries except in full compliance with applicable Environmental Laws or an Environmental Permit, and ensure that there shall be no Hazardous Materials in, on, at, under or from any Real Property owned, leased or operated by any of the Credit Parties or their Subsidiaries except those that are present, used, stored, handled and managed in material compliance with applicable Environmental Laws.

(c)       Each Credit Party will, and will cause its Subsidiaries to, undertake all actions, including response, investigation, remediation, cleanup or monitoring actions, necessary, at the sole cost and expense of the Credit Parties, (i) to address any Release of Hazardous Materials in, on, at, under, to or from any Real Property owned, leased or operated by any of the Credit Parties or their Subsidiaries as required pursuant to Environmental Law or the requirements of any governmental or regulatory authority; (ii) to address as may be required by Environmental Law any environmental conditions relating to any Credit Party, Subsidiary, or their respective business or operations or to any Real Property owned, leased or operated by any of the Credit Parties or their Subsidiaries pursuant to any reasonable written request of the Administrative Agent and, except for information and documents to the extent covered by attorney client privilege or attorney work product doctrine, share with the Administrative Agent all data, information and reports generated or prepared in connection therewith; (iii) to keep any Real Property owned, leased or operated by any of the Credit Parties or their Subsidiaries free and clear of all Liens and other encumbrances pursuant to any Environmental Law, whether due to any act or omission of any Credit Party, Subsidiary or any other person; and (iv) to promptly notify the Administrative Agent in writing of: (1) any material Release or threatened Release of Hazardous Materials in, on, at, under, to, or from any Real Property owned, leased or operated by any of the Credit Parties or their Subsidiaries, except those that are pursuant to and in compliance with the terms and conditions of an Environmental Permit, (2) any material non-compliance with, or violation of, any Environmental Law applicable to any Credit Party or Subsidiary, any Credit Party’s or Subsidiary’s business and any Real Property owned, leased or operated by any of the Credit Parties or their Subsidiaries, (3) any Lien pursuant to Environmental Law imposed on any Real Property owned, leased or operated by any of the Credit Parties or their Subsidiaries, (4) any response, investigation, remediation, cleanup or monitoring activity at any Real Property owned, leased or operated by any of the Credit Parties or their Subsidiaries required to be undertaken pursuant to Environmental Law, and (5) any notice or other communication received by any Company from any person or governmental or regulatory authority relating to any material Environmental Claim or material liability or potential liability of any Credit Party or Subsidiary pursuant to any Environmental Law.

(d)       If a Default caused by reason of a breach of Section 7.14 or this Section 8.06 shall have occurred and is not reasonably curable within 10 days or shall be continuing for more than thirty (30) days without the Credit Parties commencing activities reasonably likely to cure such Default, the Credit Parties shall, at the written request of the Administrative Agent, (i) provide to the Administrative Agent within forty-five (45) days after such request, at the expense of the Credit Parties, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil and/or groundwater sampling, prepared by a nationally recognized environmental consulting firm reasonably acceptable to the Administrative Agent and in the form and substance reasonably acceptable to the Administrative Agent and evaluating the presence or absence of Hazardous Materials and the estimated cost of any compliance or response action to address such Default and findings; (ii) promptly undertake all actions required by applicable Environmental Law to address any non-compliance with or violation of Environmental Law; (iii) promptly undertake all response actions required by Environmental Laws to address any recognized environmental conditions identified in the environmental assessment report to the reasonable satisfaction of the Administrative Agent; and (iv) permit the Administrative Agent and its representatives to have access to all Real Property and all facilities owned, leased or operated by any of the Credit Parties and their Subsidiaries which are the subject of such Default for the purpose of conducting such environmental audits and testing as is reasonably necessary, including subsurface sampling of soil and groundwater, the cost for which shall be payable by the Credit Parties.

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SECTION 8.07   ERISA. (a) As soon as possible and, in any event, within ten (10) days after any Credit Party, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events, the Borrower will deliver to the Agents and each Lender a certificate of an Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that such Credit Party, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Credit Party, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: (i) the institution of any steps by any Person to terminate any Plan; (ii) the failure to make a required contribution to any Plan if such failure is sufficient to give rise to a Lien under Sections 303(k) or 4068 of ERISA or under Section 430(k) of the Code; (iii) the taking of any action with respect to a Plan which could result in the requirement that any Credit Party furnish a bond or other security to the PBGC or such Plan; (iv) the occurrence of any event with respect to any Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto; (v) that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Agents and Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); (vi) that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; (vii) that a failure to satisfy the minimum funding standard within the meaning of Section 430 of the Code or Section 303 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) has occurred (or is reasonably likely to occur) or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412, 430 or 431 of the Code or Section 302, 303 or 304 of ERISA with respect to a Plan; (viii) that a Plan having any material Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); (ix) that a Plan has an Unfunded Current Liability that has or will result in a Lien under ERISA or the Code; (x) that proceedings may be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); (xi) that a proceeding may be or has been instituted against a Credit Party, a Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (xii) that the PBGC has notified any Credit Party, any Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; (xiii) that any Credit Party, any Subsidiary thereof or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; (xiv) that any Credit Party, any Subsidiary thereof or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971, 4975 or 4980 of the Code; or (xv) that any Credit Party, any Subsidiary thereof or any ERISA Affiliate may be directly or indirectly liable for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan; and

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(b)       Promptly following any request therefor, copies of any documents described in Section 101(k) of ERISA that any Credit Party, any of its Subsidiaries or any ERISA Affiliate may request with respect to any Plan, any notices described in Section 101(l) of ERISA that any Credit Party, any of its Subsidiaries or any ERISA Affiliate may request with respect to any Plan and any information that any Credit Party, any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan in connection with Section 4221(e) of ERISA; provided, that if any Credit Party, any of its Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan, the applicable Credit Party, the applicable Subsidiary(ies) or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 8.08   Maintenance of Properties. Each Credit Party will, and will cause its Subsidiaries to, maintain, preserve, protect and keep its properties and assets in good repair, working order and condition (ordinary wear and tear excepted and subject to casualty, condemnation and dispositions permitted pursuant to Section 9.04), and make necessary repairs, renewals and replacements thereto and will maintain and renew as necessary all licenses, Permits and other clearances necessary to use and occupy such properties and assets, in each case so that the business carried on by such Person may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.09   End of Fiscal Years; Fiscal Quarters. The Credit Parties will, for financial reporting purposes, cause (a) each of their, and each of their Subsidiaries’ fiscal years to end on December 31 of each year and (b) each of their, and each of their Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and Parent’s past practice.

SECTION 8.10   Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Security Documents, the Credit Parties will upon the formation or acquisition thereof (a) cause any direct or indirect Domestic Subsidiary or direct or indirect Subsidiary organized under the laws of the Netherlands or Mexico formed or otherwise purchased or acquired after the Closing Date to execute (i) a joinder to this Agreement pursuant to which such Subsidiary shall become a party to this Agreement as an additional Guarantor hereunder and, in the case of any such Subsidiary organized under the laws of Mexico, a joinder to the Mexico Guarantee, or another guarantee in form and substance satisfactory to the Administrative Agent and (ii) a supplement to the Security Agreement in the form of Annex I to the Security Agreement (or, in the case of any such Subsidiary organized under the laws of the Netherlands or Mexico, a supplement to the applicable Security Document in form and substance satisfactory to the Collateral Agent) or another Security Document in form and substance satisfactory to Collateral Agent and (b) deliver or cause such Subsidiary to deliver such opinions, resolutions, certificates and other documents with respect to such Subsidiary as are consistent with those delivered by the Credit Parties on the Closing Date under Article V.

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SECTION 8.11   Pledges of Additional Stock. Subject to any applicable limitations set forth in the Security Documents, the Credit Parties will pledge to Collateral Agent for the benefit of the Secured Parties, (i) all the Capital Stock of each Domestic Subsidiary and each Subsidiary organized under the laws of the Netherlands or Mexico, in each case, formed or otherwise purchased or acquired after the Closing Date and directly held by a Credit Party and (ii) any promissory notes executed after the Closing Date evidencing Indebtedness owing to any Credit Party in an amount of $100,000 or more (as to any individual evidence of Indebtedness) received by the Credit Parties.

SECTION 8.12   [Reserved].

SECTION 8.13   Further Assurances. (a) The Credit Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any Applicable Law, or which the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by any Credit Document, all at the sole cost and expense of the Borrower.

(b)       Subject to any applicable limitations set forth in any applicable Security Document, if any fee simple interest in Real Property with a fair market value in excess of $1,000,000, the Borrower will notify the Collateral Agent and the Lenders thereof and will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and/or perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in Section 8.13(a), all at the sole cost and expense of the Borrower; provided that in the case of leasehold interests, no Mortgage shall be required except to the extent requested by the Administrative Agent in its reasonable discretion. Any Mortgage delivered to the Collateral Agent in accordance with the preceding sentence shall be accompanied by (A) a policy or policies (or unconditional binding commitment thereof) of title insurance issued by a nationally recognized title insurance company insuring the Lien of the Mortgage as a valid Lien (with the priority described therein) on the Real Property described therein, free of any other Liens except as expressly permitted by Section 9.02, together with such endorsements and reinsurance as the Collateral Agent may reasonably request, (B) a current A.L.T.A. survey of such Real Property, satisfactory in form and substance to Collateral Agent and the title insurance company issuing the title policies (or unconditional binding commitments thereof) referenced in (A) above, which is prepared by a licensed surveyor satisfactory to Collateral Agent, (C) a flood zone determination issued by a national certification agency to Collateral Agent indicating the flood zone for each Real Property, together with evidence that the mortgagee under the Mortgage carries flood insurance reasonably satisfactory to Collateral Agent if such Real Property is located in a special flood hazard area, and (D) if requested by the Collateral Agent, an opinion of local counsel to the applicable Credit Party(ies) in form and substance reasonably satisfactory to the Collateral Agent.

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(c)       Notwithstanding anything herein to the contrary, if the Collateral Agent determines that the cost of creating or perfecting any Lien on any property is excessive in relation to the practical benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

SECTION 8.14   [Reserved].

SECTION 8.15   Bank Accounts.

(a)       On the Closing Date, the Credit Parties shall have established and delivered to Collateral Agent a Control Agreement with respect to each of their respective securities accounts, deposit accounts and investment property set forth on Schedule 7.25, other than those accounts which (i) are used solely to fund payroll or employee benefits, so long as such payroll or employee benefit account is a zero balance account or (ii) contain, at all times, less than $25,000 for any one account and $50,000 in the aggregate for all such accounts (the accounts described in the preceding clauses (i)-(ii), the “Excluded Accounts”, it being understood that no account maintained by the Parent or the Netherlands Subsidiaries with ABN AMRO, other than any such account of the type described in the foregoing clause (i), shall be deemed to be an Excluded Account). For avoidance of doubt, the parties acknowledge and confirm that the Vodafone Collection Accounts shall be deposit accounts in the name and under the sole dominion and control of the Collateral Agent and, therefore, need not be subject to a Control Agreement with the Cash Management Bank. The Credit Parties shall not allow (A) any Collections under in respect of the Vodafone Agreement (other than Collections in respect of Transferred Receivables) or the Citibank Agreement to be deposited in any account other than Vodafone Euro Collection Account in accordance with Section 4.06 or (B) any other Collections to be deposited to any accounts other than those listed on Schedule 7.25; provided that so long as no Event of Default has occurred and is continuing, the Credit Parties may establish new deposit accounts, commodities accounts or securities accounts so long as, prior to or concurrently with the time such account is established: (i) the Credit Parties have delivered to the Agents an amended Schedule 7.25 including such account and (ii) the Credit Parties have delivered to Collateral Agent a Control Agreement with respect to such account to the extent such account is not an Excluded Account.

(b)       Each Control Agreement shall provide, among other things, that (i) upon notice (a “Notice of Control”) from the Collateral Agent, the bank, securities intermediary or other financial institution party thereto will comply with instructions of the Collateral Agent directing the disposition of funds without further consent by the applicable Credit Party; provided that the Collateral Agent agrees not to issue a Notice of Control unless an Event of Default has occurred and is then continuing, and (ii) the bank, securities intermediary or other financial institution party thereto has no rights of setoff or recoupment or any other claim against the account subject thereto, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment. In the event Collateral Agent issues a Notice of Control under any Control Agreement, all Collections or other amounts subject to such Control Agreement shall be transferred as directed by the Collateral Agent and used to pay the Obligations in the manner set forth in Section 4.02(d).

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(c)       If, notwithstanding the provisions of this Section 8.15, after the occurrence and during the continuance of an Event of Default (or, the case of Collections under or in respect of the Vodafone Agreement or the Citibank Agreement, at any time, whether or not an Event of Default has occurred and is continuing), the Credit Parties receive or otherwise have dominion over or control of any Collections or other amounts, the Credit Parties shall hold such Collections and amounts in trust for the Collateral Agent and shall not commingle such Collections with any other funds of any Credit Party or other Person or deposit such Collections in any account other than (i) the Vodafone Euro Collection Account, in the case of Collections under or in respect of the Vodafone Agreement or Citibank Agreement or (ii) those accounts set forth on Schedule 7.25, in the case of any other Collections (unless otherwise instructed by the Collateral Agent).

(d)       Within five (5) Business Days after written request by Administrative Agent, the Credit Parties shall provide the Collateral Agent with copies of all monthly (or other, periodic) bank (or other financial intermediary) statements of account with respect to all securities accounts, deposit accounts and investment property of the Credit Parties.

SECTION 8.16   Annual Lender Meeting. Parent will, and will cause each of its Subsidiaries to, upon the request by the Required Lenders, participate in a meeting of the Lenders, so long as no Event of Default or Default under Section 10.01(i) shall have occurred and be continuing, once each year, and otherwise as frequently as may be required by the Administrative Agent, during each fiscal year, to be held via teleconference or in person at least once per year, at a time selected by the Administrative Agent and reasonably acceptable to the Lenders and the Borrower. The purpose of this meeting shall be to present the Credit Parties’ previous fiscal years’ financial results and to present the Credit Parties’ Budget for the current fiscal year.

SECTION 8.17   Post-Closing Covenants. Within thirty (30) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the applicable Credit Parties shall execute and deliver such amendments, reaffirmations or other modifications to the Mexican Guarantee, the Mexican Security Documents and the Netherlands Security Documents required under the laws of the Netherlands to properly evidence, secure or document (a) the transactions contemplated hereby and (b) the name change of the Parent from Elephant Talk Communications Corp. to Pareteum Corporation and of ET North America from Elephant Talk North America Corp. to Pareteum North America Corp.

SECTION 8.18   Centre of Main Interest. Each Netherlands Subsidiary shall maintain its centre of interest in the Netherlands for the purposes of the Insolvency Regulation.

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SECTION 8.19   Parallel Debt.

(a)       Each Netherlands Collateral Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount due in respect of the Corresponding Obligations as they may exist from time to time. The payment undertaking of each of the Netherlands Collateral Parties under this Section 8.19 is to be referred to as a "Parallel Debt".

(b)       The Parallel Debts of each of the Netherlands Collateral Parties will be payable in the currency or currencies of the Corresponding Obligations and will become due and payable as and when and to the extent one or more of the Corresponding Obligations become due and payable. An Event of Default in respect of the Corresponding Obligations shall constitute a default (verzuim) within the meaning of section 3:248 of the Netherlands Civil Code with respect to the Parallel Debts without any notice being required.

(c)       Each of the parties to this Agreement hereby acknowledges that:

(i)       each Parallel Debt constitutes an undertaking, obligation and liability to the Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations of the relevant Netherlands Collateral Party; and

(ii)       each Parallel Debt represents the Collateral Agent's own separate and independent claim to receive payment of the Parallel Debt from the relevant Netherlands Collateral Party,

it being understood, in each case, that pursuant to this Section 8.19(c) the amount which may become payable by each of the Netherlands Collateral Parties as a Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations.

(d)       The Collateral Agent hereby confirms and accepts that to the extent the Collateral Agent irrevocably receives any amount in payment of a Parallel Debt, the Collateral Agent shall distribute that amount among the Secured Parties that are creditors of the relevant Corresponding Obligations in accordance with Section 11.11 of this Agreement. Upon irrevocable receipt by the Collateral Agent of any amount in payment of a Parallel Debt (a "Received Amount"), the Corresponding Obligations shall be reduced, if necessary pro rata in respect of the Collateral Agent and each Secured Party individually, by amounts totaling an amount (a "Deductible Amount") equal to the Received Amount in the manner as if the Deductible Amount were received by the Collateral Agent and the Secured Parties as a payment of the Corresponding Obligations owed by the relevant Netherlands Collateral Party on the date of receipt by the Collateral Agent of the Received Amount.

(e)       For the purpose of this Section 8.19 the Collateral Agent acts in its own name and on behalf of itself and not as agent or representative of any other Secured Party.

SECTION 8.20   Equity Escrow Amount. Since August 15, 2016, $500,000 of Net Equity Proceeds have been deposited by the Credit Parties into an account in the name of Administrative Agent (the “Equity Escrow Account”). Upon satisfaction of the conditions set forth in Section 4.02(a)(iv), Administrative Agent shall release all funds held in the Equity Escrow Account for application to the Obligations.

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SECTION 8.21   PMC Seller Note. Any payments received by Parent with respect to the PMC Seller Note shall constitute Net Disposition Proceeds and shall be deposited directly into the Vodafone Dollar Collection Account.

SECTION 8.22   Sanctions; Anti-Corruption Laws.

(a)       No Credit Party shall (or shall permit any Subsidiary to) directly or indirectly, use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available such Loan or the proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender or otherwise) of Sanctions.

(b)       No Credit Party shall (or shall permit any Subsidiary to) directly or indirectly, use any Loan or the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

ARTICLE IX
Negative Covenants

The Credit Parties hereby covenant and agree that until the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than Unasserted Contingent Obligations) are paid in full in accordance with the terms of this Agreement:

SECTION 9.01   Limitation on Indebtedness. Each Credit Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, except for:

(a)       Indebtedness in respect of the Obligations;

(b)       Indebtedness existing as of the Closing Date which is identified on Part A of Schedule 7.24 and which is not otherwise permitted by this Section 9.01, and any Refinancing Indebtedness in respect of such Indebtedness;

(c)       unsecured Indebtedness (i) incurred in the ordinary course of business of such Credit Party and its Subsidiaries in respect of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than ninety (90) days or, if overdue for more than ninety (90) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Credit Party and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business and consistent with past practice, but excluding (in each case) Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

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(d)       Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of such Credit Party and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of such Credit Party and its Subsidiaries (provided that such Indebtedness is incurred within ninety (90) days of the acquisition of such property), and (ii) constituting Capitalized Lease Obligations; provided that the principal amount of such Indebtedness under clauses (i) and (ii) shall not exceed $6,000,000 in the aggregate at any one time outstanding;

(e)       Guarantee Obligations of any Credit Party in respect of Indebtedness otherwise permitted hereunder of the Borrower of any Subsidiary of the Borrower which is a Credit Party;

(f)       non-recourse Indebtedness incurred by the Borrower or any Subsidiary to finance the payment of insurance premiums;

(g)       intercompany Indebtedness (A) between any Credit Parties, (B) or by any Credit Party owing to any Subsidiary that is not a Credit Party, so long as such Indebtedness is subject to a subordination agreement (or evidenced by a note which includes subordination terms) in form and substance satisfactory to Collateral Agent, (B) between any Subsidiaries that are not Credit Parties, and (C) by any Subsidiary that is not a Credit Party owing to any Credit Party in an aggregate amount not to exceed, when combined with the aggregate amount of Investments made pursuant to Section 9.05(d)(B), $500,000;

(h)       the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(i)       Indebtedness in respect of netting services, overdraft protection and otherwise in connection with deposit accounts or similar accounts incurred in the ordinary course of business;

(j)       Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Parent or any Subsidiary incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;

(k)       Indebtedness in respect of surety bonds, performance bonds and similar instruments issued in an aggregate amount not to exceed (i) $250,000 in respect of each such surety bond, performance bond and similar instrument or (ii) $1,000,000 in respect of all such surety bonds, performance bonds and similar instruments in the aggregate;

(l)       Indebtedness relating to judgments, including appeal bonds, or awards not constituting an Event of Default under Section 10.01(g);

(m)       Indebtedness representing letters of credit for the account of any Credit Party intended to provide security for payment obligations in the ordinary course of business; and

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(n)       other unsecured Indebtedness in an aggregate amount at any time outstanding not to exceed $100,000.

SECTION 9.02   Limitation on Liens. Each Credit Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any such Person (including its Capital Stock), whether now owned or hereafter acquired, except for the following (collectively, the “Permitted Liens”):

(a)       Liens securing payment of the Obligations;

(b)       Liens existing as of the Closing Date and disclosed in Schedule 9.02 securing Indebtedness permitted under Section 9.01(b), and Refinancing Indebtedness in respect of such Indebtedness; provided that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien shall not be increased or its term extended from that existing on the Closing Date (as such Indebtedness may be permanently reduced subsequent to the Closing Date) except to the extent permitted by Section 9.01(b);

(c)       Liens securing Indebtedness of the type permitted under Section 9.01(d); provided that (i) such Lien is granted within ninety (90) days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the lesser of the cost and the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause and the proceeds thereof;

(d)       Liens arising by operation of law in favor of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for amounts not yet overdue or being diligently contested in good faith by appropriate proceedings that stay execution of such Lien and for which adequate reserves in accordance with GAAP shall have been established on its books;

(e)       Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety, appeal or performance bonds;

(f)       judgment Liens which do not otherwise result in an Event of Default under Section 10.01(g);

(g)       easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(h)       Liens for Taxes, assessments or other governmental charges or levies not yet due and payable, or that are being diligently contested in good faith by appropriate proceedings that stays execution and for which adequate reserves in accordance with GAAP shall have been established on its books;

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(i)       Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, so long as the applicable provisions of Section 8.15 have been complied with, in respect of such deposit accounts;

(j)       any interest or title of a lessor, licensor or sublessor under any lease, license or sublease (and precautionary UCC filings with respect thereto) entered into by any such Credit Party or Subsidiary in the ordinary course of its business and covering only the assets so leased, licensed or subleased;

(k)       Liens solely on any cash earnest money deposits made by such Person in connection with any letter of intent or purchase agreement permitted hereunder;

(l)       Liens of sellers of goods to such Person arising under Article II of the Uniform Commercial Code or similar provisions of Applicable Law in the ordinary course of business, covering only the goods sold or securing only the unpaid purchase price of such goods and related expenses to the extent such Indebtedness is permitted hereunder;

(m)       Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto to the extent such financing is permitted under Section 9.01(h);

(n)       Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(o)       deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature, in each case in the ordinary course of business; and

(p)       other Liens with respect to which the aggregate amount of the obligations secured thereby does not exceed $100,000.

Notwithstanding anything to the contrary set forth in this Section 9.02, in no event shall any Credit Party create, incur, assume or suffer to exist any Lien (other than Liens in favor of the Collateral Agent pursuant to the Credit Documents) upon the rights of any Credit Party or Subsidiary under any Material Contract (including without limitation, the Vodafone Agreement or the Citibank Agreement) or any accounts receivable, Collections or proceeds arising thereunder or with respect thereto.

SECTION 9.03   Consolidation, Merger, etc. Each Credit Party will not, and will not permit any of its Subsidiaries, to liquidate or dissolve, consolidate with, or merge into or with, any other Person or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof); provided that (a) any Credit Party (other than the Parent) or Subsidiary of any Credit Party may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower (so long as the Borrower is the surviving entity), (b) any Guarantor (other than the Parent) may liquidate or dissolve voluntarily into, and may merge with and into any other Guarantor organized under the laws of the same jurisdiction, (c) the assets or Capital Stock of any Credit Party may be purchased or otherwise acquired by the Borrower, (d) the assets or Capital Stock of any Guarantor (other than the Parent) may be purchased or otherwise acquired by any Credit Party, and (e) the assets of any Subsidiary that is not a Credit Party may be purchased or otherwise acquired by any Credit Party.

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SECTION 9.04   Permitted Dispositions. Each Credit Party will not, and will not permit any of its Subsidiaries, to make a Disposition, or enter into any agreement to make a Disposition, of such Credit Party’s or such other Person’s assets (including Accounts Receivable and Capital Stock of Subsidiaries) to any Person in one transaction or a series of related transactions unless such Disposition:

(a)       is in the ordinary course of its business and is of obsolete, surplus or worn out property or property no longer used in its business; or

(b)       is made as a consequence of any loss, damage, distribution or other casualty or any condemnation or taking of such assets by eminent domain proceedings; or

(c)       is for fair market value and the following conditions are met:

(i)       the aggregate amount of Dispositions during any fiscal year shall not exceed $1,000,000 and the amount of any single Disposition shall not exceed $250,000;

(ii)       immediately prior to and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii)       the Borrower applies any Net Disposition Proceeds arising therefrom pursuant to Section 4.02(a)(ii); and

(iv)       no less than eighty percent (80%) of the consideration received for such sale, transfer, lease, contribution or conveyance is received in cash;

(d)       is a sale of Inventory in the ordinary course of business;

(e)       is a sale or disposition of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement equipment, all in the ordinary course of business in accordance with Section 4.02(a)(ii);

(f)       is an abandonment, failure to renew, or other disposition in the ordinary course of business of any intellectual property that is not material to the conduct of the business of any Credit Party or any Subsidiary of such Credit Party;

(g)       is otherwise permitted by Section 9.03, Section 9.05(d) or Section 9.05(h);

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(h)       is by (i) any Credit Party or Subsidiary thereof to the Borrower, (ii) any Subsidiary of a Credit Party (other than the Borrower) to any Credit Party, (iii) any Credit Party (other than the Borrower) to another Credit Party, or (iv) by any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;

(i)       consists of the granting of Permitted Liens;

(j)       consists of a Disposition of cash or Cash Equivalents;

(k)       is a sale or discount of accounts receivable arising in the ordinary course of business in connection with the collection thereof;

(l)       consists of the leasing (pursuant to leases entered into in the ordinary course of business) or licensing of real or personal property in the ordinary course of business;

(m)       is a disposition of Real Property to a Governmental Authority that results from a condemnation; or

(n)       is a disposition of Transferred Receivables for cash by the Borrower to Citibank pursuant to the Citibank Agreement consistent with past practice, provided that, all payments and other amounts payable by Citibank in respect of each such disposition are remitted directly by Citibank to the Vodafone Euro Collection Account in accordance with Section 4.06 and the Citibank Consent and Acknowledgment.

Notwithstanding anything to the contrary set forth in this Section 9.04, in no event shall any Credit Party sell, transfer, assign or otherwise dispose of (other than in connection with (i) the grant of a Lien in favor of the Collateral Agent pursuant to the Credit Documents or (ii) the sale of Transferred Receivables for cash by the Borrower to Citibank consistent with past practice pursuant to the Citibank Agreement) any of its rights under or in respect of any Material Contract (including without limitation, the Vodafone Agreement or the Citibank Agreement) or any accounts receivable, Collections or proceeds arising thereunder or with respect thereto. The Collateral Agent and the Lenders hereby agree that the security interest of the Collateral Agent in a Transferred Receivable proposed to be sold by the Borrower to Citibank under the Citibank Agreement shall be deemed to be automatically released upon Citibank committing to purchase such Transferred Receivable in accordance with the terms of the Citibank Agreement.

SECTION 9.05   Investments. Each Credit Party will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a)       Investments existing on the Closing Date and identified in Schedule 9.05;

(b)       Investments in cash and Cash Equivalents;

(c)       Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

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(d)       Investments by way of contributions to capital or purchases of Capital Stock (A) by any Credit Party in any of its Subsidiaries that are Credit Parties or by any Subsidiary that is not a Credit Party in any Credit Party; provided that such Credit Party or such Subsidiary shall be required to comply with Section 9.01(i)(A) in the event such Investment constitutes Indebtedness of the party making such Investment, (B) by any Credit Party in any Subsidiary that is not a Credit Party in an aggregate amount at any time not to exceed, when combined with the aggregate principal amount of Indebtedness incurred pursuant to Section 9.01(i)(C), $500,000, and (C) by any Subsidiary that is not a Credit Party in another Subsidiary that is not a Credit Party;

(e)       Investments constituting (i) Accounts Receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f)       Investments consisting of any deferred portion of the sales price received by any Credit Party in connection with any Disposition permitted under Section 9.04;

(g)       other Investments in an aggregate principal amount at any time not to exceed $500,000;

(h)       intercompany Indebtedness permitted pursuant to Section 9.01(i);

(i)       the maintenance of deposit accounts in the ordinary course of business so long as the applicable provisions of Section 8.15 have been complied with in respect of such deposit accounts;

(j)       Guarantee Obligations to the extent permitted by Section 9.01(e);

(k)       loans and advances to officers, directors and employees of any Credit Party for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, in an aggregate principal amount at any time not to exceed $100,000;

(l)       Investments consisting of loans made in lieu of Restricted Payments which are otherwise permitted under Section 9.06;

(m)       Permitted Acquisitions; and

(n)       Deposits, prepayments and other credits to suppliers and deposits in connection with lease obligations, taxes, insurance and similar items, in each case made in the ordinary course of business and securing contractual obligations of a Credit Party, in each case to the extent constituting a Permitted Lien;

provided that no Investment otherwise permitted under clauses (g) or (k) shall be permitted to be made if any Default or Event of Default has occurred and is continuing or would result therefrom. Notwithstanding anything herein to the contrary, each Credit Party will not, and will not permit any of its Subsidiaries to, create or form any Foreign Subsidiary that is organized under the laws of the any jurisdiction other than the Netherlands.

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SECTION 9.06   Restricted Payments. Each Credit Party will not, and will not permit any of its Subsidiaries, to make any Restricted Payment, or make any deposit for any Restricted Payment, other than:

(a)       Restricted Payments by any Subsidiary of a Credit Party to (i) its direct parent, so long as such parent is a direct or indirect wholly-owned subsidiary of the Parent or (ii) the Borrower; and

(b)       Restricted Payments by any Credit Party or any its Subsidiaries to pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock (other than Disqualified Capital Stock)..

SECTION 9.07   Prepayments and Modification of Certain Agreements.  Each Credit Party will not, and will not permit any of its Subsidiaries to:

(a)       Except as expressly permitted by Section 9.06, make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions applicable thereto.

(b)       Consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in (i) any Organization Documents, in each case, other than any amendment, supplement, waiver, termination, modification or forbearance (A) that is not materially adverse to the Secured Parties and (B) notice of which was received by the Administrative Agent at least ten (10) Business Days' (or such shorter period as the Administrative Agent may permit in its sole discretion) prior to its effectiveness, (ii) any document, agreement or instrument evidencing or governing any Indebtedness that has been subordinated to the Obligations in right of payment or any Liens that have been subordinated in priority to the Liens of the Administrative Agent unless such amendment, supplement, waiver or other modification is permitted under the terms of the subordination agreement applicable thereto, or (iii) the Vodafone Agreement, the Citibank Agreements or any other agreement with any Material Customer, in each case, other than any amendment, supplement, waiver or modification (A) that is not materially adverse to the Secured Parties and (B) notice of which was received by the Administrative Agent at least ten (10) Business Days' (or such shorter period as the Administrative Agent may permit in its sole discretion) prior to its effectiveness.

SECTION 9.08   Sale and Leaseback. Each Credit Party will not, and will not permit any of its Subsidiaries, directly or indirectly, to enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

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SECTION 9.09   Transactions with Affiliates. Except as set forth on Schedule 9.09, each Credit Party will not, and will not permit any of its Subsidiaries, to enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate (other than arrangements, transactions or contracts solely among the Credit Parties) except (a) on fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate, (b) any transaction expressly permitted under Section 9.01(i), Section 9.01(o), Section 9.03, Section 9.05(d), Section 9.05(h), Section 9.05(j), Section 9.05(l), Section 9.05(m), Section 9.05(n) or Section 9.06, (c) so long as it has been approved by the Borrower’s or its applicable Subsidiary’s Board in accordance with Applicable Law, (i) customary fees to, and indemnifications of, non-officer directors of the Credit Parties and their respective Subsidiaries pursuant to Section 9.06(a) or (ii) the payment of reasonable and customary compensation and indemnification arrangements and benefit plans for officers and employees of the Credit Parties and their respective Subsidiaries in the ordinary course of business, and (d) transactions among Subsidiaries that are not Credit Parties in the ordinary course of business.

SECTION 9.10   Restrictive Agreements, etc. Each Credit Party will not, and will not permit any of its Subsidiaries, to enter into any agreement (other than a Credit Document) prohibiting:

(a)       the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b)       the ability of such Person to amend or otherwise modify any Credit Document; or

(c)       the ability of such Person to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to customary restrictions of the type described in clause (a) above (which do not prohibit the Credit Parties from complying with or performing the terms of this Agreement and the other Credit Documents) which are contained in any agreement, (i) governing any Indebtedness permitted by Section 9.01(d) as to the transfer of assets financed with the proceeds of such Indebtedness, (ii) for the creation or assumption of any Lien on the sublet or assignment of any leasehold interest of any Credit Party or any of its Subsidiaries entered into in the ordinary course of business, (iii) for the assignment of any contract or licensed intellectual property entered into by any Credit Party or any of its Subsidiaries in the ordinary course of business or (iv) for the transfer of any asset pending the close of the sale of such asset pursuant to a Disposition permitted under this Agreement.

SECTION 9.11   Hedging Agreements. Each Credit Party will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which such Credit Party or such Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Credit Party or such Subsidiary.

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SECTION 9.12   Changes in Business and Fiscal Year. Each Credit Party will not, and will not permit any of its Subsidiaries to:

(a)       engage in any business activity other than such business activities described on Schedule 9.12 and business activities incidental or reasonably related thereto;

(b)       modify or change its fiscal year or its method of accounting (other than (i) as may be required to conform to GAAP or (ii) to the extent consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); or

(c)       permit Asesores or ET Mexico to own any material assets, have or generate any material revenues and or conduct any material business activities.

SECTION 9.13   Financial Covenants. The Credit Parties will not permit:

(a)       Maximum Total Leverage Ratio. The Total Leverage Ratio, as of the last day of each Test Period set forth below, to be greater than the Total Leverage Ratio set forth below opposite such Test Period:

Test Period	Total Leverage Ratio
September 30, 2017	55.00 to 1.00
December 31, 2017	6.80 to 1.00
March 31, 2018	4.20 to 1.00
June 30, 2018	2.60 to 1.00
September 30, 2018	1.70 to 1.00
December 31, 2018 and the last day of each Test Period thereafter	1.20 to 1.00

(b)       Minimum Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each Test Period set forth below, to be less than the Fixed Charge Coverage Ratio set forth below opposite such Test Period:

Test Period	Fixed Charge Coverage Ratio
December 31, 2017	0.23 to 1.00
March 31, 2018	0.45 to 1.00
June 30, 2018	0.75 to 1.00
September 30, 2018	0.85 to 1.00
December 31, 2018 and the last day of each Test Period thereafter	1.75 to 1.00

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(c)       Maximum Consolidated Maintenance Capital Expenditures. Consolidated Maintenance Capital Expenditures, for each Test Period ending on each date set forth below, to be greater than the amount set forth below opposite such Test Period:

Test Period	Consolidated Maintenance Capital Expenditures Amount
March 31, 2017	$1,000,000
June 30, 2017 and the last day of each Test Period thereafter	$500,000

(d)       Minimum Adjusted EBITDA. The Adjusted EBITDA, for each Test Period ending on each date set forth below, to be less than the amount set forth below opposite such Test Period:

Test Period	Adjusted EBITDA Amount
March 31, 2017	($3,700,000)
June 30, 2017	($2,300,000)
September 30, 2017	$250,000
December 31, 2017	$1,850,000
March 31, 2018	$2,650,000
June 30, 2018	$3,675,000
September 30, 2018	$4,750,000
December 31, 2018 and the last day of each Test Period thereafter	$5,700,000

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In addition, the Credit Parties will not permit Adjusted EBITDA for any Test Period to be less than 75% of Adjusted EBITDA for the immediately preceding Test Period.

ARTICLE X
Events of Default

SECTION 10.01   Listing of Events of Default. Each of the following events or occurrences described in this Section 10.01 shall constitute an “Event of Default”:

(a)       Non-Payment of Obligations. The Borrower shall default in the payment of:

(i)       any principal of any Loan when such amount is due; or

(ii)       any interest on any Loan and such default shall continue unremedied for a period of two (2) Business Days after such amount is due; or

(iii)       any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three (3) Business Days after such amount is due.

(b)       Breach of Representations or Warranties. Any representation or warranty by any Credit Party made or deemed to be made in any Credit Document (including any certificates delivered pursuant to Article V), is or shall be incorrect when made or deemed to have been made.

(c)       Non-Performance of Certain Covenants and Obligations. Any Credit Party shall default in the due performance or observance of any of its obligations under Section 8.01, Section 8.02, Section 8.03, Section 8.04, Section 8.10, Section 8.11, Section 8.12, Section 8.15, Section 8.17, Section 8.18 or Section 8.20 or Article IX, or any Credit Party shall default in the due performance or observance of its obligations under any covenant applicable to it under any Security Document (subject to any grace or cure period specified in such Security Document).

(d)       Non-Performance of Other Covenants and Obligations. Any Credit Party shall default in the due performance or observance of any of its obligations under Section 8.05 (solely with respect to such Credit Party’s maintenance of good standing in its jurisdiction of organization), Section 8.06, Section 8.07 or Section 8.16, and such default shall continue unremedied for a period of ten (10) days after the occurrence thereof.

(e)       Non-Performance of Other Covenants and Obligations. Any Credit Party shall default in the due performance and observance of any obligation contained in any Credit Document executed by it (other than as specified in Sections 10.01(a), 10.01(b). 10.01(c), or 10.01(d)), and such default shall continue unremedied for a period of twenty (20) days after the occurrence thereof.

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(f)       Default on Other Indebtedness. (i) a default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than the Obligations) of any Credit Party or Subsidiary of any Credit Party having a principal or stated amount, individually or in the aggregate, in excess of $500,000, or a default shall occur in the performance or observance of any obligation or condition with respect to any such Indebtedness if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become immediately due and payable, or (ii) any Indebtedness of any Credit Party or Subsidiary of any Credit Party having a principal or stated amount, individually or in the aggregate, in excess of $500,000 shall otherwise be required to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity).

(g)       Judgments; Fines. Any judgment, order for the payment of money, fines, settlements or enforcement penalties (including, without limitation, as a result of any action described in Section 8.01(g)(ii)(D)), in an amount individually or in the aggregate in excess of $500,000 (exclusive of any amounts covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Credit Party or any of its Subsidiaries and such judgment, order, fine, settlement or penalty shall not have been vacated or discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

(h)       Plans. Any of the following events shall occur with respect to any Plan:

(i)       the institution of any steps by any Credit Party, any Subsidiary of a Credit Party, any ERISA Affiliate or any other Person to terminate or partially terminate a Plan if, as a result of such termination or partial termination, any Credit Party or Subsidiary of any Credit Party could be required to make a contribution to such Plan, or could reasonably be expected to incur a liability or obligation to such Plan, in excess of $500,000 in the aggregate;

(ii)       there is or arises any potential withdrawal liability under Section 4201 of ERISA, if any Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate were to completely or partially withdraw from one or more Multiemployer Plans, in excess of $350,000, in the aggregate;

(iii)       a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under Sections 303(k) or 4068 of ERISA or Section 430(k) of the Code, or

(iv)       any Plan that is an employer stock ownership plan is amended to reduce or eliminate the Distribution Restriction, if any.

(i)       Bankruptcy, Insolvency, etc. Any Credit Party or any of its Subsidiaries shall:

(i)       become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, its debts as they become due;

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(ii)       apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the assets or other property of any such Person, or make a general assignment for the benefit of creditors;

(iii)       in the absence of such application, consent or acquiesce to or permit or suffer to exist, the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days; provided that each Credit Party hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Credit Documents;

(iv)       permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person, or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; provided that each Credit Party hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Credit Documents; or

(v)       take any action authorizing, or in furtherance of, any of the foregoing.

(j)       Netherlands Insolvency Event. A Netherlands Insolvency Event shall occur.

(k)       Impairment of Security, etc. Any Credit Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Credit Party party thereto with respect to Collateral in an aggregate amount in excess of $100,000, or any Credit Party or any other Person shall, directly or indirectly, contest or limit in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Credit Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected Lien with respect to Collateral in an aggregate amount in excess of $100,000 (other than as a result of voluntary and intentional discharge of the Lien by the Collateral Agent).

(l)       Change of Control. Any Change of Control shall occur.

(m)       Hedging Agreement. Any Credit Party or any of its Subsidiaries shall (i) default in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment due on early termination of, any Hedging Agreement, in each case beyond the period of grace, if any, provided in such Hedging Agreement, or (ii) defaults in the observance or performance of any other agreement or condition relating to any such Hedging Agreement, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, after the giving of notice if required or the elapse of any grace period, a liquidation, acceleration or early termination of such Hedging Agreement.

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(n)       Restraint of Operations; Loss of Assets. If any Credit Party or any Subsidiary of a Credit Party is enjoined, restrained, or in any way prevented by court order or other Governmental Authority from continuing to conduct all or any material part of its business affairs or if any material portion of any Credit Party’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Credit Party or the applicable Subsidiary.

(o)       Termination of Key Contracts. (i) Any Credit Party or Subsidiary shall default in the performance of any of its obligations under any Key Contract and such default shall entitle the other party to such Key Contract to terminate such Key Contract or withhold or reduce the amount of any payment payable to any Credit Party or Subsidiary thereunder or (ii) any Key Contract is terminated or the other party to any Key Contract notifies any Credit Party or Subsidiary that it intends to terminate or not renew such Key Contract.

(p)       Material Adverse Effect. Any Material Adverse Effect shall occur.

SECTION 10.02   Remedies Upon Event of Default. If any Event of Default under Section 10.01(i) shall occur for any reason, whether voluntary or involuntary, all of the outstanding principal amount of the Term Loans and other Obligations, together with any Prepayment Premiums, shall automatically be due and payable and any commitments shall be terminated, in each case, without further notice, demand or presentment. If any Event of Default (other than any Event of Default under Section 10.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent may, and upon the direction of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and any commitment shall be terminated, whereupon the full unpaid amount of such Loans and other Obligations that shall be so declared due and payable shall be and become immediately due and payable, in each case, without further notice, demand or presentment. The Lenders and the Collateral Agent shall have all other rights and remedies available at law or in equity or pursuant to any Credit Documents.

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ARTICLE XI
The Agents

SECTION 11.01   Appointment. Each Lender (and, if applicable, each other Secured Party) hereby appoints Atalaya as its Collateral Agent under and for purposes of each Credit Document, and hereby authorizes the Collateral Agent to act on behalf of such Lender (or if applicable, each other Secured Party) under each Credit Document, other than under the Netherlands Security Documents, and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Collateral Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Party) hereby appoints Atalaya as its Administrative Agent under and for purposes of each Credit Document and hereby authorizes the Administrative Agent to act on behalf of such Lender (or, if applicable, each other Secured Party) under each Credit Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Credit Documents received from time to time by the Administrative Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any Agent. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Security Agreement or any other Security Documents, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agents, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Agents, and (ii) in the event of a foreclosure by any of the Agents on any of the Collateral pursuant to a public or private sale or other disposition, any Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and each Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations (including Obligations owed to any other Secured Party) as a credit on account of the purchase price for any Collateral payable by such Agent at such sale or other disposition.

SECTION 11.02   Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

SECTION 11.03   Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence, bad faith or willful misconduct) or (b) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Credit Party or other Person to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

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SECTION 11.04   Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Credit Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agents. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other requisite Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

SECTION 11.05   Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to any Default or Event of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Collateral Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent receives such a notice, such Agent shall give notice thereof to the other Agent and the Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until each Agent shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as such Agent shall deem advisable in the best interests of the Secured Parties.

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SECTION 11.06   Non Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Credit Party or any Affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates and made its own decision to make its Loans hereunder. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party or any Affiliate of a Credit Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

SECTION 11.07   Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Total Credit Exposure in effect on the date on which indemnification is sought under this Section 11.07 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Total Credit Exposure immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section 11.07 shall survive the payment of the Loans and all other amounts payable hereunder.

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SECTION 11.08   Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

SECTION 11.09   Successor Agents.

(a)       Either Agent may resign as Agent upon twenty (20) days’ notice to the Lenders, such other Agent and the Borrower. If either Agent shall resign as such Agent in its applicable capacity under this Agreement and the other Credit Documents, then the Required Lenders shall appoint a successor agent, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such Agent in its applicable capacity, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its applicable capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no applicable successor agent has accepted appointment as such Agent in its applicable capacity by the date that is twenty (20) days following such retiring Agent’s notice of resignation, such retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as the Administrative Agent or the Collateral Agent, as applicable, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Credit Documents.

(b)       For purposes of any Netherlands Security Document or any other right of pledge governed by the laws of the Netherlands, any resignation by the Collateral Agent is not effective with respect to its rights under the Parallel Debts until all rights and obligations under the Parallel Debts have been assigned and assumed to the successor agent. The Collateral Agent will reasonably cooperate in transferring its rights and obligations under the Parallel Debts to any such successor agent and will reasonably cooperate in transferring all rights under any Netherlands Security Document or any Security Document governed by the laws of the Netherlands (as the case may be) to such successor agent.

SECTION 11.10   Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

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SECTION 11.11   Restrictions on Actions by Secured Parties; Sharing of Payments; Specified Hedging Agreement.

(a)       Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Collateral Agent, set off against the Obligations, any amounts owing by such Lender to any Credit Party or any of their respective Subsidiaries or any deposit accounts of any Credit Party or any of their respective Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Credit Document against any Credit Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)       Subject to Section 12.08(a), if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Agents pursuant to the terms of this Agreement, or (ii) payments from the Agents in excess of such Lender’s pro rata share of all such distributions by Agents, such Lender promptly shall (A) turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their pro rata shares; provided that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

(c)       The benefit of the provisions of the Credit Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not an Agent or a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Agents and all other Secured Parties, that such Secured Party is bound by (and, if requested by any Agent, shall confirm such agreement in a writing in form and substance acceptable to the such Agent) this Article XI, including Sections 11.11(a) and (b), and the decisions and actions of the Agents and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) except as set forth specifically herein, each Agent and each Lender shall be entitled to act in its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (ii) except as specifically set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Credit Document.

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SECTION 11.12   Agency for Perfection. Collateral Agent hereby appoints each other Secured Party as its agent and as sub-agent for the other Secured Parties (and each Secured Party hereby accepts such appointment) for the purpose of perfecting all Liens with respect to the Collateral, including with respect to assets which, in accordance with Article VIII or Article IX, as applicable, of the Uniform Commercial Code of any applicable state can be perfected only by possession or control. Should any Secured Party obtain possession or control of any such Collateral, such Secured Party shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver possession or control of such Collateral to Collateral Agent and take such other actions as agent or sub-agent in accordance with the Collateral Agent’s instructions to the extent, and only to the extent, so authorized or directed by the Collateral Agent.

ARTICLE XII
Miscellaneous

SECTION 12.01   Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 12.01. The Required Lenders may, or, with the consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided that no such waiver, amendment, supplement or modification shall directly or indirectly:

(i)       reduce or forgive any portion of any Term Loan or extend the final scheduled maturity date of any Term Loan or reduce the stated interest rate (provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.08(b)), or (B) reduce or forgive any portion or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any mandatory prepayment of Term Loans (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees)), or (C) decrease or forgive any Term Loan Repayment Amount, or (D) extend any scheduled Term Loan Repayment Date, or (E) amend or modify any provisions of Section 4.02(d) or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders, in each case without the written consent of each Lender directly and adversely affected thereby;

(ii)       amend, modify or waive any provision of this Section 12.01 or reduce the percentages specified in the definitions of the term “Required Lenders” or consent to the assignment or transfer by any Credit Party of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 9.03), in each case without the written consent of each Lender directly and adversely affected thereby;

(iii)       increase the aggregate amount of any Commitment of any Lender without the consent of such Lender;

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(iv)       amend, modify or waive any provision of Article XI without the written consent of the then-current Collateral Agent and Administrative Agent; or

(v)       release all or substantially all of the Guarantors under Article VI hereof (except as expressly permitted by such Article VI), or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted thereby and in Section 12.18), in each case without the prior written consent of each Lender.

SECTION 12.02   Notices and Other Communications; Facsimile Copies.

(a)       General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)       if to the Credit Parties or the Agents, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)       if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Agents.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 12.02(c)), when delivered; provided that notices and other communications to the Agents pursuant to Article II shall not be effective until actually received by such Person.

(b)       Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on all Credit Parties, the Agents and the Lenders.

(c)       Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to either Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

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SECTION 12.03   No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 12.04   Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Credit Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

SECTION 12.05   Payment of Expenses and Taxes; Indemnification. The Borrower agrees, (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with due diligence in respect of the transactions contemplated by this Agreement, the development, preparation and execution of, and any amendment, supplement, or modification to, this Agreement and the other Credit Documents, including in connection with an initial syndication, and any other documents prepared in connection herewith or therewith, and the consummation, monitoring, oversight and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold harmless each Lender and the Agents from any and all Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, (d) to pay or reimburse Collateral Agent for all reasonable fees, costs and expenses incurred in exercising its rights under Section 8.16 and (e) to pay, indemnify and hold harmless each Lender and the Agents and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable and documented (to the extent available) reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented (to the extent available) fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of each Credit Party, any of their respective Subsidiaries or any of their Real Property (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”); provided that the Credit Parties shall not have any obligation hereunder to the Agents or any Lender nor any of their Related Parties with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of the party to be indemnified as determined by a final and non-appealable decision of a court of competent jurisdiction. The agreements in this Section 12.05 shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement. To the fullest extent permitted by Applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Lender, any Agent and their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof. No Lender, no Agent nor any of their respective Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

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SECTION 12.06   Successors and Assigns; Participations and Assignments; Replacement of Lender. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as set forth in Section 9.03, no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 12.06) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything to the contrary herein, (a) any Lender shall be permitted to pledge or grant a security interest in all or any portion of such Lender’s rights hereunder including, but not limited to, any Term Loans (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its Affiliates and any agent, trustee or representative of such Person and (b) the Agents shall be permitted to pledge or grant a security interest in all or any portion of their respective rights hereunder or under the other Credit Documents, including, but not limited to, rights to payment (without the consent of, or notice to or any other action by, any other party hereto), to secure the obligations of such Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Agent or any of its Affiliates and any agent, trustee or representative of such Person.

(b)       (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or the Loans at the time owing to it) with the prior written consent (which consent, in each case, shall not be unreasonably withheld, conditioned or delayed) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and the withholding of consent by the Administrative Agent to an assignment to any Affiliate of Borrower shall be deemed to be not unreasonable;

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(ii)       Assignments shall be subject to the following additional conditions:

(A)       except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless the Administrative Agent otherwise consents, which consent, in each case, shall not be unreasonably withheld or delayed; provided, however, that contemporaneous assignments to a single assignee made by Affiliated Lenders or related Approved Funds and contemporaneous assignments by a single assignor to Affiliated Lenders or related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirement stated above;

(B)       each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement as to the Term Loans so assigned; provided that this paragraph shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect its Term Loans;

(C)       the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in connection with simultaneous assignments to two or more Approved Funds;

(D)       the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E)       unless consented to by the Required Lenders, no assignment may be made to a Credit Party or an Affiliate of a Credit Party; and

(F)        for the purposes of any Loan owed by the Borrower, assignment shall only be permitted if the person to whom Loans are assigned is a Non-Public Lender at all times.

(iii)       Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 12.06, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10, 4.03(b) and 12.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 12.06.

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(iv)       The Administrative Agent, acting for this purpose on behalf of the Borrower (but not as an agent, fiduciary or for any other purposes), shall maintain a copy of each Assignment and Acceptance delivered to it and a register in the United States for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Credit Parties, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)       Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b)(i) of this Section 12.06, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c)       (i) Any Lender may, without the consent of the Borrower or the Agents, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no such Participant may be a Credit Party or an Affiliate of a Credit Party. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the first proviso to Section 12.01. Subject to paragraph (c)(ii) of this Section 12.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09, 2.10 and 4.04(a) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08(a) as though it were a Lender; provided that such Participant agrees to be subject to Section 12.08(a) as though it were a Lender.

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(ii)       A Participant shall not be entitled to receive any greater payment under Sections 2.09, 2.10 or 4.04(a) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, (A) unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, and (B) except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.03(b) that are greater than the applicable Lender unless the Borrower are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.04(a) and Section 4.04(c) as though it were a Lender.

(iii)       Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at one of its offices in the United States a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)       Nothing herein is intended to prevent, impair, limit or otherwise restrict the ability of a Lender to collaterally assign or pledge all or any portion of its interests in the Term Loans and the other rights and benefits under the Credit Documents to an unaffiliated third party lender of such Lender (each such Person, a “Collateral Assignee”); provided that unless and until Borrower receives notification from a Collateral Assignee of such assignment directing payments to be made to such Collateral Assignee, any payment made by Borrower for the benefit of such Lender in accordance with the terms of the Credit Documents shall satisfy Borrower’s obligations thereunder to the extent of such payment. Any such Collateral Assignee, upon foreclosure of its security interests in the Term Loans pursuant to the terms of such assignment and in accordance with Applicable Law, shall succeed to all the interests of or shall be deemed to be a Lender, with all the rights and benefits afforded thereby, and such transfer shall not be deemed to be a transfer for purposes of and otherwise subject to the provisions of this Section 12.06. Notwithstanding the foregoing, Lender shall remain responsible for all obligations and liabilities arising hereunder or under any other Credit Document, and, except as otherwise expressly set forth in any applicable pledge or assignment, nothing herein is intended or shall be construed to impose any obligations upon or constitute an assumption by a Collateral Assignee thereof.

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SECTION 12.07   Pledge of Loans. The Credit Parties hereby acknowledge that the Lenders and their Affiliates may pledge the Loans as collateral security for loans to the Lenders or their Affiliates, provided that any pledgee of the Loans shall be a Non-Public Lender at all times. The Credit Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect such pledges at the sole cost and expense of such Lender. Notwithstanding the foregoing, no pledge shall release the Lender party thereto from any of its obligations hereunder.

SECTION 12.08   Adjustments; Set-off. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.01(i), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The foregoing provisions of this Section 12.08 shall not apply to payments made and applied in accordance with the terms of this Agreement and the other Credit Documents.

(b)       After the occurrence and during the continuance of an Event of Default, to the extent consented to by Administrative Agent, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or any other Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding, subject to the limitations set forth in Section 8.15(a), deposit accounts used solely to fund payroll or employee benefits, or deposit accounts that consist of cash collateral subject to Permitted Liens), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Agents after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 12.09   Counterparts. This Agreement and the other Credit Documents may be executed by one or more of the parties thereto on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any signature page delivered by telecopy machine or transmitted electronically in Portable Document Format (".pdf") shall be valid and binding to the same extent as an original signature page. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower, the Collateral Agent and the Administrative Agent.

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SECTION 12.10   Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 12.11   Integration. This Agreement and the other Credit Documents represent the agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

SECTION 12.12   Representation Netherlands Subsidiary. If any Netherlands Subsidiary is represented by an attorney in connection with the signing and/or execution of this Agreement (including by way of accession to this Agreement) or any other agreement, deed or document referred to in or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties to such document that the existence and extent of the attorney's authority and the effects of the attorney's exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

SECTION 12.13   GOVERNING LAW. THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAW PROVISIONS WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

SECTION 12.14   Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)       submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Laws, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Laws. Nothing in this Agreement or any other Credit Document or otherwise shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment;

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(b)       consents that any such action or proceeding shall be brought in such courts, and agrees not to plead or claim and waives, to the fullest extent permitted by Applicable Laws, any objection that it may now or hereafter have to the venue of any such action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section 12.13(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(c)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Schedule 12.02 or on Schedule 1.01 or at such other address of which the Agents shall have been notified pursuant thereto. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law;

(d)       waives, to the maximum extent not prohibited by law, all rights of rescission, setoff, counterclaims, and other defenses in connection with the repayment of the Obligations; and

(e)       waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.13 any special, exemplary, punitive or consequential damages.

SECTION 12.15   Acknowledgments. Each Credit Party hereby acknowledges that:

(a)       it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)       neither the Agents nor any Lender has any fiduciary relationship with or duty to the Credit Parties arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between any Agent and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)       no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Credit Parties and the Lenders.

SECTION 12.16   WAIVERS OF JURY TRIAL. THE CREDIT PARTIES, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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SECTION 12.17   Confidentiality. Each Agent and Lender shall hold all non-public information relating to any Credit Party or any Subsidiary of any Credit Party obtained pursuant to the requirements of this Agreement or in connection with such Lender’s evaluation of whether to become a Lender hereunder (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices; provided that Confidential Information may be disclosed by any Agent or Lender:

(a)       as required or requested by any governmental or regulatory agency or representative thereof;

(b)       pursuant to legal or regulatory process;

(c)       in connection with the enforcement of any rights or exercise of any remedies by such Agent or Lender under this Agreement or any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document;

(d)       to such Agent’s or Lender’s attorneys, professional advisors, accountants, independent auditors or Affiliates,

(e)       in connection with:

(i)       the establishment of any special purpose funding vehicle with respect to the Loans,

(ii)       any pledge permitted under Section 12.08;

(iii)       any prospective assignment of, or participation in, its rights and obligations pursuant to Section 12.06, to prospective assignees or Participants, as the case may be (it being understood that each such Persons will be informed of the confidential nature of such information and instructed to keep such information confidential on the same terms as this Section 12.16);

(iv)       any Hedging Agreement entered into or proposed to be entered into in connection with the Loans made hereunder, to actual or proposed direct or indirect contractual counterparties (it being understood that each such Persons will be informed of the confidential nature of such information and instructed to keep such information confidential on the same terms as this Section 12.16); and

(v)       any actual or proposed credit facility for loans, letters of credit or other extensions of credit to or for the account of such Agent or Lender or any of its Affiliates, to any Person providing or proposing to provide such loan, letter of credit or other extension of credit or any agent, trustee or representative of such Person (it being understood that each such Persons will be informed of the confidential nature of such information and instructed to keep such information confidential on the same terms as this Section 12.16); or

(f)       to any rating agency;

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(g)       with the consent of the Borrower;

(h)       to the extent required, or to the extent counsel to the Agents or to any Lender reasonably determines is required to be disclosed in connection with any public filing by Agents or such Lender;

(i)       in connection with the Promotional Rights (as defined below);

provided that in the case of clause (e) hereof, the Person to whom Confidential Information is so disclosed is advised of and has been directed to comply with the provisions of this Section 12.16.

Notwithstanding the foregoing, Agents and each Lender shall have the right to publicize, for general marketing and related promotional purposes, their relationship to Borrower and the fact that they have extended the Loan to Borrower (the “Promotional Rights”) and, in connection therewith, Borrower hereby grants to each Agent and each Lender a royalty free, non-exclusive limited license to use Borrower’s name, trade name, trademarks, logos, trade dress and other identifying intellectual property, now existing or hereafter acquired, in any literature, advertisements, websites, promotional or other marketing materials now or hereafter used by such Agent or Lender.

Notwithstanding the foregoing, no Agent or Lender shall have any obligation to keep information confidential if such information: (i) is or becomes public from a source other than an Agent or a Lender, or one of an Agent’s or a Lender’s Affiliates, consultants or legal or financial advisors in breach of this Agreement, (ii) is, was or becomes known on a non-confidential basis (to the best of such Agent’s or Lender’s knowledge after reasonable inquiry) to or discovered by an Agent or Lender, Lenders or any of their Affiliates, consultants or legal or financial advisors independently from communications by or on behalf of any Credit Party, or (iii) is independently developed by an Agent without use of such confidential information, provided that, the source of such information was not known to be bound by a confidentiality agreement with (or subject to any other contractual, legal or fiduciary obligation of confidentiality to) the relevant Credit Party.

EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION (AS DEFINED IN THIS SECTION 12.16) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING WAIVERS AND AMENDMENTS, FURNISHED BY THE CREDIT PARTIES OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE CREDIT PARTIES AND THE AGENTS THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

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SECTION 12.18   Press Releases, etc. Each Credit Party will not, and will not permit any of its respective Subsidiaries, directly or indirectly, to publish any press release or other similar public disclosure or announcements (including any marketing materials) regarding this Agreement, the other Credit Documents, or any of the Transactions, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

SECTION 12.19   Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 12.01) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with Section 12.01 or (ii) under the circumstances described in paragraph (b) below.

(b)       At such time as (i) the Loans and the other Obligations (other than Unasserted Contingent Obligations) shall have been paid in full and (ii) the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Credit Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)       Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any guarantee obligations pursuant to this Section 12.18. In each case as specified in this Section 12.18, the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral or guarantee obligation from the assignment and security interest granted under the Security Documents, in each case in accordance with the terms of the Credit Documents and this Section 12.18.

SECTION 12.20   USA Patriot Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act. Each Credit Party agrees to provide all such information to the Lenders upon request by any Agent at any time, whether with respect to any Person who is a Credit Party on the Closing Date or who becomes a Credit Party thereafter.

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SECTION 12.21   No Fiduciary Duty. Each Credit Party, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Credit Parties, their respective Subsidiaries and Affiliates, on the one hand, and the Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 12.22   Authorized Officers. The execution of any certificate requirement hereunder by an Authorized Officer shall be considered to have been done solely in such Authorized Officer’s capacity as an officer of the applicable Credit Party (and not individually). Notwithstanding anything to the contrary set forth herein, the Secured Parties shall be entitled to rely and act on any certificate, notice or other document delivered by or on behalf of any Person purporting to be an Authorized Officer of a Credit Party and shall have no duty to inquire as to the actual incumbency or authority of such Person

SECTION 12.23   Judgment Currency. (a) The obligations of the Credit Parties hereunder and under the other Credit Documents to make payments in a specified currency (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by a Secured Party of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or another Credit Document. If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

(b)       If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, or remit, or cause to be remitted, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)       For purposes of determining any rate of exchange or currency equivalent for this Section 12.23, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

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SECTION 12.24   Subordination of Intercompany Indebtedness. The Credit Parties hereby agree that all present and future Indebtedness of any Credit Party to any other Credit Party (“Intercompany Indebtedness”) shall be subordinate and junior in right of payment and priority to the Obligations, and each Credit Party agrees not to make, demand, accept or receive any payment in respect of any present or future Intercompany Indebtedness, including any payment received through the exercise of any right of setoff, counterclaim or cross claim, or any collateral therefor, unless and until such time as the Obligations shall have been indefeasibly paid in full; provided that, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby and such Indebtedness is expressly permitted hereunder, the Credit Parties may make and receive such payments in respect of Intercompany Indebtedness as shall be customary in the ordinary course of the Credit Parties’ business. Without in any way limiting the foregoing, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, dissolution or other similar proceedings relative to any Credit Party or to its businesses, properties or assets, the Lenders shall be entitled to receive payment in full of all of the Obligations before any Credit Party shall be entitled to receive any payment in respect of any present or future Intercompany Indebtedness.

SECTION 12.25   Public Lenders. Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 12.17); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to have been marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Credit Documents, (2) notification of changes in the terms of the credit facility hereunder and (3) any financial statements and compliance certificates delivered by the Borrower pursuant to Section 8.01(a), (b), (c) or (d) hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

ELEPHANT TALK EUROPE HOLDING B.V.

By:	/s/ Yves van Sante
Name: Yves van Sante
Title: Director

GUARANTORS:

PARETEUM CORPORATION

By:	/s/ Robert H Turner
Name: Robert H Turner
Title: Executive Chairman

PARETEUM NORTH AMERICA CORP.

By:	/s/ Robert H Turner
Name: Robert H Turner
Title: Executive Chairman

ELEPHANT TALK GROUP INTERNATIONAL B.V.

By:	/s/ Yves van Sante
Name: Yves van Sante
Title: Director

Signature Page to Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

ATALAYA ADMINISTRATIVE LLC

By:	/s/ Drew Philips
Name: Drew Philips
Title: Authorized Signatory

LENDERS:

CORBIN MEZZANINE FUND I, L.P.

By:	Corbin Capital Partners Management, LLC,
its General Partner

By:	/s/ Daniel Friedman
Name: Daniel Friedman
Title: General Counsel

Signature Page to Amended and Restated Credit Agreement

EXHIBIT A-1

[FORM OF] ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Credit Agreement dated as of December 27, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ELEPHANT TALK EUROPE HOLDING B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (“Borrower”), PARETEUM CORPORATION, a Delaware corporation (formerly known as Elephant Talk Communications Corp.) (“Parent”), any Subsidiaries of Parent that are Guarantors or become Guarantors pursuant to Section 8.10 of the Credit Agreement (including Parent, the “Guarantors”, and, together with Borrower, the “Credit Parties”), the lenders from time to time party thereto (each, a “Lender”, and collectively, the “Lenders”), ATALYA ADMINISTRATIVE LLC, a New York limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent” and together with the Administrative Agent, collectively, the “Agents” and each an “Agent”).

Unless otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the Term Loans made pursuant to the Credit Agreement as set forth on Schedule 1 hereto (the “Assigned Loans”), in a principal amount as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other Credit Party or the performance or observance by the Borrower, any of its Subsidiaries or any other Credit Party of any of their respective obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any promissory notes held by it evidencing the Assigned Loans (“Notes”) and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Note(s) for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Term Loans under the Credit Agreement, requests that the Administrative Agent exchange the attached Note(s) for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

A-1

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 8.01 thereof or referred to in Section 7.09 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to such Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 4.04 of the Credit Agreement.

4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five (5) Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflicts of law provisions which would result in the application of the laws of any other jurisdiction.

[Signature page follows]

A-2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers.

[Name of Assignor]	[Name of Assignee]

By:	By:
Name:	Name:
Title	Title

[Signature Page to Assignment and Acceptance]

A-3

Schedule 1
to Assignment and Acceptance

Name of Assignor: __________________________

Name of Assignee: __________________________

Effective Date of Assignment: _________________

Credit Facility Assigned	Principal Amount Assigned
Term Loan	$_______

A-4

[Acknowledged][Accepted and Consented to][1]:	[Consented To:

ATALAYA ADMINISTRATIVE LLC, as Administrative Agent	ELEPHANT TALK EUROPE HOLDING B.V.][2]

By:	By:
Name:	Name:
Title:	Title:

1 To the extent required under Section 12.06 of the Credit Agreement.

2 To the extent required under Section 12.06 of the Credit Agreement.

[Signature Page to Assignment and Acceptance]

A-5

EXHIBIT B-1

[FORM OF] COMPLIANCE CERTIFICATE

__________ ___, 20__

This compliance certificate (this “Certificate”) is delivered pursuant to Section 8.01(d) of the Amended and Restated Credit Agreement dated as of December 27, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among ELEPHANT TALK EUROPE HOLDING B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (“Borrower”), PARENTEUM CORPORATION, a Delaware corporation (formerly known as Elephant Talk Communications Corp.) (“Parent”), any Subsidiaries of Parent that are Guarantors or become Guarantors pursuant to Section 8.10 of the Credit Agreement (including Parent, the “Guarantors”, and, together with Borrower, the “Credit Parties”), the lenders from time to time party thereto (each, a “Lender”, and collectively, the “Lenders”), and ATALYA ADMINISTRATIVE LLC, a New York limited liability company, as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties. Unless otherwise defined herein, capitalized terms used herein and in the Attachments hereto shall have the meanings provided in the Credit Agreement.

Parent hereby certifies, on behalf of the Credit Parties, that (i) the financial information delivered with this Certificate in accordance with subsection 8.01[(b)]/[(c)] of the Credit Agreement present fairly in all material respects the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with GAAP at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and to the absence of footnotes, and (ii) as of the date hereof [no Default or Event of Default had occurred and is continuing] [a Default/an Event of Default has occurred and set forth on Attachment 7 are the details specifying such Default or Event of Default and the action taken or to be taken with respect thereto]. Parent hereby further certifies, on behalf of the Credit Parties, that as of ______________ ___, 20___ (the “Computation Date”):

(1)       The Total Leverage Ratio on the last day of the Test Period ending on the Computation Date was _______ to 1.00, as computed on Attachment 1 hereto. The Total Leverage Ratio for such period must be less than or equal to ____ to 1.00 pursuant to Section 9.13(a) of the Credit Agreement.

(2)        The Fixed Charge Coverage Ratio on the last day of the Test Period ending on the Computation Date was _____ to 1.00, as computed on Attachment 2 hereto. The Fixed Charge Coverage Ratio for such period must be greater than or equal to _____ to 1.00 pursuant to Section 9.13(b) of the Credit Agreement.

(3)        Consolidated Maintenance Capital Expenditures during the 20__ fiscal year were $________ as detailed on Attachment 3 hereto. The Credit Parties may not permit the amount of Consolidated Maintenance Capital Expenditures for such fiscal year to exceed $________ pursuant to Section 9.13(c) of the Credit Agreement.

(4)        Adjusted EBITDA on the last day of the Test Period ending on the Computation Date was $_______, as computed on Attachment 4 hereto. The Adjusted EBITDA for such period must be greater than or equal to $_______ pursuant to Section 9.13(d) of the Credit Agreement.

(Compliance Certificate)

B-1

(5)       Attachment 5 hereto contains the changes as of the Computation Date, if any, in the identity of the Subsidiaries from those provided to the Lenders as of the Closing Date or the prior fiscal period, as the case may be.3

(6)       Attachment 6 hereto contains (i) an updated Schedule 7.15 and Schedule 7.25 of the Credit Agreement (if applicable) and (ii) a written supplement substantially in the form of Schedules 1-5, as applicable, to the U.S. Security Agreement with respect to any additional assets and property acquired by any Credit Party after the Closing Date or the previous Computation Date (as the case may be), all in reasonable detail.4

The foregoing information is true, complete and correct as of the date first stated above.

PARENTEUM CORPORATION

By:
Name:
Title:

3 To be delivered only with annual financial reports.

4 To be delivered only with annual financial reports.

B-2

Attachment 1
(to _/_/_
Compliance Certificate)

TOTAL LEVERAGE RATIO

As of _________ __, 20__ (the “Computation Date”)
For The Test Period Ending On The
Computation Date (the “Computation Period”)

A.	Consolidated Total Debt outstanding on the last date of the Computation Period:

	(1) Consolidated Total Debt: The outstanding principal amount of all Funded Debt	$___________

B.	Adjusted EBITDA for the Computation Period:

	(1) The amount set forth in Item (D) of Attachment 4 to this Compliance Certificate	$___________

C.	Leverage Ratio on the last day of the Computation Period: The ratio of Item (A)(1) to Item (B)(1)	___: 1.00

B-3

Attachment 2

(to _/_/_

 Compliance Certificate)

FIXED CHARGE COVERAGE RATIO

As of _________ __, 20__ (the “Computation Date”)
for the Test Period ending on the
Computation Date (the “Computation Period”)

D.	Adjusted EBITDA for the Computation Period: The amount set forth in Item (D) of Attachment 4 to this Compliance Certificate for the Computation Period	$___________

E.	(1) Consolidated Maintenance Capital Expenditures not financed under capital leases, or with proceeds of Excluded Issuances or Indebtedness	$___________

	(2) income Taxes paid in cash during the Computation Period	$___________

	(3) Restricted Payments permitted under Section 9.06 of the Credit Agreement during the Computation Period	$___________

	(4) The sum of Item (B)(1), through Item (B)(3)	$___________

F.	Numerator: Item (A) minus Item (B)(4)	$___________

G.	Denominator:

	(1) Consolidated Interest Expense paid in cash during the Computation Period	$___________

	(2) scheduled amortization principal payments (A) under Section 2.06(a) of the Credit Agreement and (B) in respect of Indebtedness under other agreements, in each case, that have been made or required to have been made during the Computation Period [5]	$___________

	(3) The sum of Item (D)(1) through Item (D)(2)	$___________

H.	Fixed Charge Coverage Ratio: The ratio of Item (C) to Item (D)(3)	___ : 1.00

5 In the case of payments made under Section 2.06(a) of the Credit Agreement, taking into account any reductions in such amortization payments due to the prepayment of the Loans in accordance with the terms of the Credit Agreement.

B-4

Attachment 3
(to _/_/_
Compliance Certificate)

CONSOLIDATED MAINTENANCE CAPITAL EXPENDITURES

As of _________ __, 20__ (the “Computation Date”)
for the Test Period ending on the
Computation Date (the “Computation Period”)

Consolidated Maintenance Capital Expenditures for the Computation Period: the sum of, without duplication, all expenditures made, directly or indirectly, by the Consolidated Companies during the Computation Period, determined on a consolidated basis in accordance with GAAP, that are or should be reflected as additions to property, plant or equipment or similar items reflected in the consolidated statement of cash flows and balance sheet of the Consolidated Companies, or have a useful life of more than one year; provided that Consolidated Maintenance Capital Expenditures shall exclude any such expenditures that are incurred as a result of the closing of contracts with new customers, as well as expansion of business with existing customers.	$___________

B-5

Attachment 4
(to _/_/_
Compliance Certificate)

CONSOLIDATED EBITDA

As of _________ __, 20__ (the “Computation Date”)
for the Test Period ending on the
Computation Date (the “Computation Period”)

Adjusted EBITDA for the Computation Period: an amount determined for the Credit Parties equal to:

I.	Consolidated Net Income	$____________

J.	In each case to the extent reducing Consolidated Net Income (except with respect to (8)) during the Computation Period and without duplication:

	(1) Consolidated Interest Expense	$____________

	(2) provisions for Tax expense [6]	$____________

	(3) total depreciation expense	$____________

	(4) total amortization expense	$____________

	(5) fees, charges and expenses incurred in connection with the consummation of the Transactions on or prior to the Closing Date and fees, charges and expenses incurred with the consummation of the Transactions incurred (and reasonable written backup documentation provided to the Administrative Agent) within one year of the Closing Date not to exceed $100,000 in the aggregate, and fees, charges and expenses during the Computation Period which are directly related to (A) any proposed or actual issuance of debt or equity permitted under the Credit Agreement not to exceed an amount in any fiscal year acceptable to the Administrative Agent in its reasonable discretion and (B) investments or asset Dispositions, in each case permitted under the Credit Agreement not to exceed $200,000 in any fiscal year	$____________

	(6) losses deducted during the specified period, but for which insurance or indemnity recovery is actually received in cash during the Computation Period	$____________

	(7) non-cash deductions or charges attributable to purchase accounting adjustments made in accordance with GAAP	$____________

	(8) non-cash deductions or charges attributable to derivative accounting, including warrant liabilities and conversion feature expensing, amortization of deferred financing cost, impairments, stock-based compensation, changes in deferred revenue and other non-operating income and expense	$____________

6 Provided that, if there is a net tax benefit, the amount thereof shall be deducted from Consolidated Net Income for purposes of calculating Adjusted EBITDA)

B-6

	(9) Sum of Item (B)(1) through Item (B)(9)	$____________

K.	other non-cash gains increasing Consolidated Net Income for the Computation Period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior Computation Period)	$____________

L.	Adjusted EBITDA for the Computation Period: The sum of Item (A) and Item (B)(9) minus Item (C)	$____________

B-7

Attachment 5
(to _/_/_
Compliance Certificate)

CHANGES IN IDENTITY OF THE SUBSIDIARIES

B-8

Attachment 6
(to _/_/_
Compliance Certificate)

UPDATES/SUPPLEMENTS TO CERTAIN SCHEDULES

(i) An updated Schedule 7.15 and Schedule 7.25 of the Credit Agreement (if applicable); and

(ii) A written supplement substantially in the form of Schedules 1-5, as applicable, to the U.S. Security Agreement with respect to any additional assets and property acquired by any Credit Party after the Closing Date on the previous Computation Date (as the case may be), all in reasonable detail.

B-9

[Attachment 7
(to _/_/_
Compliance Certificate)

Details specifying Default or Event of Default
and the action taken or to be taken with respect thereto]7

7 This attachment is to be used if a Default or Event of Default is occurring or continuing during the time that the Compliance Certificate is completed.

B-10

EXHIBIT C-1

[FORM OF] TERM LOAN NOTE

[$___________]	[_______], 20[_]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby unconditionally promises to pay to [____________], a [________] [__________], or its registered assigns (the “Holder”), in lawful money of the United States and in immediately available funds, the principal amount of (a) [_________________________] Dollars ($[____________]), or, if less, (b) the unpaid principal amount of the Term Loan of the Holder outstanding under the Credit Agreement referred to below. The principal amount of this Term Loan Note (as amended, restated, supplemented or otherwise modified, this “Note”) shall be paid in the amounts and on the dates specified in the Credit Agreement to the account designated by the Administrative Agent. The Borrower further agrees to pay interest in like money to the account designated by the Administrative Agent on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Holder is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto. Each such endorsement shall constitute prima facie evidence, absent manifest error, of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Note (a) is one of the promissory notes referred to in the Amended and Restated Credit Agreement, dated as of December 27, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Pareteum Corporation, a Delaware corporation (“Parent”), any Subsidiaries of Parent that are Guarantors or become Guarantors pursuant to Section 8.10 of the Credit Agreement, the lenders from time to time party thereto (collectively, the “Lenders”), Atalya Administrative LLC, a New York limited liability company, as Administrative Agent for the Lenders, and as Collateral Agent for the Secured Parties, (b) is subject to the provisions of the Credit Agreement, and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Credit Documents. Reference is hereby made to the Credit Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the Holder in respect thereof.

Upon the occurrence and continuance of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

C-1

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 12.06 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAW PROVISIONS WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

THE BORROWER AND THE HOLDER (BY ACCEPTANCE OF THIS NOTE) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

C-2

IN WITNESS WHEREOF, the undersigned has caused this Term Loan Note to be executed by its duly authorized officer as of the day and year first above written.

ELEPHANT TALK EUROPE HOLDING B.V.

By:
Name:
Title:

[Signature Page to Term Loan Note]

C-3

Schedule A to Note

LOAN AND REPAYMENTS OF TERM LOAN

Date	Amount of Term Loan	Amount of Principal of Term Loan Repaid	Unpaid Principal Balance of Term Loan	Notation Made By

C-4